Exhibit  10.1
Portions of this Exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

INDEX TO GLORY RABBIT INTERNATIONAL INVESTMENT CO., LIMITED
锦兔国际投资有限公司
PRODUCT AND TRADEMARK LICENSE AGREEMENT

THE SCHEDULE

PARAGRAPH			PAGE NO.

1.	GRANT OF LICENSE
	a.	Grant	10 - 12
	b.	Term	12 - 13
	c.	License Year and License Quarter	13
	d.	Territory	13
	e.	Minimum Net Sales	13

2.	COVENANTS OF LICENSEE
	a.	Use	13 - 14
	b.	(i) Maintaining Goodwill	14 - 15
		(ii) Compliance with Law	15
	c.	Distribution Channels	15
	d.	Royalties
		(i) Product Development Fee	15
		(ii) Guaranteed Royalties	15 - 16
		(iii) Earned Royalties	16
		(iv) Interest	16
		(v) Letter of Credit	16
	e.	Statements and Payments	16 - 18
	f.	Records and Audit	18 - 19
	g.	Expenses of Conducting Examinations	19
	h.	Product Quality	19
	i.	Approval of Products and the Materials	20 - 22
	j.	Title and Protection and Preservation
		of Playboy Properties and Copyrights	22 - 23
	k.	Right to Subcontract, Licensee Financial Statements
		and Lists of Sources and Accounts	23 - 24
	l.	Inventory and Holograms	24 - 25
	m.	Playboy Properties and Non-Competitive Brands	25 - 26
	n.	Indemnification and Product
		Liability Insurance	26 - 27
	o.	Marketing Spend, Marketing Fund Payment,
		Advertising Plans and Public Relations	27 - 28

3.	ADDITIONAL COVENANTS OF THE PARTIES
	a.	Reservation of Rights	28
	b.	Certain Sales	28

4.	TITLE AND PROTECTION
	a.	Indemnification by Licensor	28 - 29
	b.	Enforcement	29

INDEX TO GLORY RABBIT INTERNATIONAL INVESTMENT CO., LIMITED
锦兔国际投资有限公司
PRODUCT AND TRADEMARK LICENSE AGREEMENT

(Continued)

5.	RELATIONSHIP BETWEEN THE PARTIES
	a.	No Joint Venture	29
	b.	Assignment	29 - 30

6.	SUBLICENSING		30

7.	DEFAULTS AND RIGHTS OF TERMINATION
	a.	Defaults and Right to Cure	30
	b.	Bankruptcy or Assignment for
		Creditors, Business Discontinuance	30 - 31
	c.	Loss of Trademark Rights	31
	d.	Qualified Auditor’s Report	31
	e.	Cross-Default	31

8.	EXPIRATION OR TERMINATION
	a.	Effect of Expiration or Termination	31
	b.	Reserved Rights	31 - 32
	c.	Continued Sales After Expiration
		or Termination	32
	d.	Inventory After Expiration or Termination	32 - 33
	e.	Equitable Relief and Legal Fees	33
	f.	Termination Fee	33
	g.	Continuity of Sales	33 - 34

9.	NOTICES
	a.	Effectiveness	34
	b.	Address Change	34

10.	CONFIDENTIAL INFORMATION		34 - 35

11.	SEVERABILITY		35

12.	CONSENTS AND APPROVALS		35

13.	APPLICABLE LAW		35

14.	NO BROKER		35

15.	CONSTRUCTION		35

16.	LIMITATION OF LIABILITY		35

17.	SURVIVABILITY		35

18.	RIGHTS CUMULATIVE		36

19.	ENTIRE AGREEMENT		36

20.	SIGNING DEADLINE		36

THE SCHEDULE referred to in the Agreement made as of the Commencement Date as set forth in Paragraph S.9. of the Schedule hereto and incorporated into the Agreement in its entirety.  In the Agreement, the below words shall have the following meanings:

S.1.	LICENSOR:	PLAYBOY ENTERPRISES INTERNATIONAL, INC.
680 North Lake Shore Drive
Chicago, IL 60611

S.2.	LICENSEE:	GLORY RABBIT INTERNATIONAL INVESTMENT CO., LIMITED
锦兔国际投资有限公司
Flat A, 7/F, Kwun Ngan House
751A Nathan Road
Mongkok, Kowloon, Hong Kong
		Contact:	Li Cai Xia 委托联络人：李彩霞
		Title:	Chairman Assistant
		Telephone:	86-13795376578
		Facsimile:	8621-63322599
		Email:	*****

S.3.-1	LICENSOR’S AGENT:	INTERNATIONAL MANAGEMENT GROUP (UK) LIMITED
McCormack House, Burlington Lane
Chiswick W4 2TH
Contact: Bruno Maglione
Telephone: 44 208 233 5300
Facsimile: 44 208 233 5301

S.3.-2	COLLECTING AGENT:	IMG Hong Kong
11th Floor, Sunning Plaza
10 Hysan Avenue, Causeway Bay
Hong Kong
		Telephone:	852 2894 0288
		Facsimile:	852 2882 2557

IMG Hong Kong is a group company of Licensor’s Agent.
“Collecting Agent” shall mean IMG Hong Kong, which is the
agent who collects the payments made by Licensee
pursuant to the provisions of this Agreement.

S.4.	THE TRADEMARKS:

- PLAYBOY
- Rabbit Head Design
- (HUA HUA GONGZI)

-The “Labels” (as defined in Paragraph S.5. below) (in their entirety and as depicted in Exhibit A attached hereto and made a part hereof).  Under no circumstances shall Licensee modify the Labels or use any component thereof independently of the Labels.  The Labels must be used only on the Products in the Product categories as specifically set forth in Paragraphs S.5. and S.7. below.

The Chinese Trademark Registration Numbers and Chinese Trademark Application Numbers for those Trademarks that have not yet registered are set forth on Exhibit B attached hereto and made a part hereof.  As to the Labels Trademarks, for which applications have been instructed, Licensor will use commercially reasonable efforts to get the Labels Trademarks registered by the State Trademark Office of the P.R.C. at its own expense within not more than seven (7) years following the Commencement Date.

THE IMAGES:

Certain images, patterns and graphics from Licensor’s art and photo archives and style guides, which are approved in advance in writing by Licensor on a case-by-case basis.  Although Licensee may submit to Licensor a request to use certain images, patterns and graphics, any specific images to be added to the Agreement will be granted in Licensor’s sole discretion in writing and based on appropriateness for the Products, Licensor’s current strategic or business plans and availability of rights.

S.5.	THE TYPE OF LICENSE:

Non-Exclusive as to the PLAYBOY, Rabbit Head Design and (HUA HUA GONGZI) Trademarks and the Images.

Non-Exclusive as to the M PLAYBOY MANSION COLLECTION & Rabbit Head Design Label Trademark.  The M PLAYBOY MANSION COLLECTION & Rabbit Head Design Label may only be used in connection with the “Home Products” (as such term is defined in Paragraph S.7. below).

Exclusive as to the PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label subject to the provisions in Paragraph S.9. below, PLAYBOY BUNNY & Rabbit Head Design Label and PLAYBOY JEANS Label.  These Labels may only be used in connection with the Products in the following Product categories (which are defined in Paragraph S.7. below):

Label	For Use Only With

PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label	Men’s Apparel Products, Men’s Footwear Products, Men’s Leather Products, and Men’s Formalwear Products

PLAYBOY BUNNY & Rabbit Head Design Label	Women’s Apparel Products

PLAYBOY JEANS Label	Men’s/Women’s Denim Products

The PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label, the PLAYBOY BUNNY & Rabbit Head Design Label and the PLAYBOY JEANS Label may sometimes be collectively referred to in this Agreement as the “Exclusive Labels” and the Exclusive Labels and the M PLAYBOY MANSION COLLECTION & Rabbit Head Design Label Trademarks may sometimes be collectively referred to herein as the “Labels.”  The design of the Labels may be changed only by Licensor.  In such event, Licensor shall provide prior written notice to Licensee.  The Playboy Established 1953 Label does not require the use of “Established 1953” in all creative applications on or associated with Products, for example on advertising, point of sale materials, store fixtures or the Products themselves, except, however, that the use of “Established 1953” will occur on hangtags, garment labels and similar branding items as Licensor may determine in its discretion from time to time.

Licensee acknowledges and accepts that Licensee’s exclusivity is limited solely to the use of the Exclusive Labels on the Product categories set forth above and through the Distribution Channels set forth in Paragraph S.6. below.  Licensor retains the right to, itself and to license to third parties the right to, design, manufacture, advertise, sell and/or distribute in the Territory through any channel of distribution, including, but not limited to, the channels of distribution set forth in Paragraph S.6. below any one of the Products set forth in Paragraph S.7. below provided such exercise or grant of rights does not violate Licensee’s exclusivity as set forth herein with respect to the Labels and the Product categories and the Distribution Channels.

Licensor retains the right to, itself and to license to third parties the right to, design, manufacture, advertise, sell and/or distribute in the Territory through any channel of distribution, including, but not limited to the channels of distribution set forth in Paragraph S.6. below, any one of the Products set forth in Paragraph S.7. below using the Trademarks and labels other than or different from the Labels and which may or may not incorporate the PLAYBOY, Rabbit Head Design and/or (HUA HUA GONGZI) Trademarks and/or any of the Images.

Licensor will in all cases determine in its absolute discretion if products by any other 3rd party constitute Products as defined under this Agreement.

S.6.	DISTRIBUTION CHANNELS:

(i) Playboy-branded retail stores (i.e., physical stores), which rights shall be non-exclusive and subject to the provisions of Paragraph 1.a.(ii)(c) and Paragraph 1.a.(iii) of the Agreement.

(ii) Mid-tier department stores and mid-tier specialty stores for all Products and Labels (i.e. physical stores) located in the Territory.

(iii) Playboy-branded paper (printed) catalogs.

All of the above shall be referred to herein as the “Distribution Channels.” Licensee may not sell and distribute the Products to or through duty-free outlets.

S.7.	THE PRODUCTS:

Men’s non-technical casual fashion apparel including t-shirts, polo shirts, dress shirts, sweaters, cardigans, handkerchiefs, pants, trousers, shorts, skirts, wool sweaters, cashmere sweaters, knit sweaters, leather clothing, trench coats, overcoats, jackets and blazers (specifically excluding down jackets).  Licensee must only use the PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label on all of the foregoing Products.  For ease of reference, the foregoing Products may sometimes be collectively referred to herein as the “Men’s Apparel Products.”  Technical apparel, such as apparel that is designed and fabricated for specific sports and athletic use and having technical performance features and specialized fabrics and microfibers for such purpose such as, quick-dry, gore-tex, breathability, aerodynamic, weatherproof qualities, etc., is specifically excluded from the Agreement.

Women’s non-technical casual fashion apparel including t-shirts, polo shirts, dress shirts, sweaters, cardigans, pants, handkerchiefs, wool sweaters, cashmere and cashmere-blend sweaters, knit sweaters, cotton and cotton-blend sweaters, shorts, skirts, jackets and blazers (specifically excluding down jackets).  Licensee must use only the PLAYBOY BUNNY & Rabbit Head Design Label on all of the foregoing Products.  For ease of reference, the foregoing Products may sometimes be collectively referred to herein as the “Women’s Apparel Products.”  Technical apparel, such apparel that is designed and fabricated for specific sports and athletic use and having technical performance features and specialized fabrics and microfibers for such purpose such as, quick-dry, gore-tex, weatherproof, breathable, aerodynamic, etc., is specifically excluded from the Agreement.

Men’s and women’s denim apparel, including pants, skirts, shorts, vests, jackets, and shirts.  Licensee must use only the PLAYBOY JEANS Label on all of the foregoing Products.  For ease of reference, the foregoing Products may sometimes be collectively referred to herein as the “Denim Products.”  The composition of the Denim Products must in all cases be over 70% denim.  Licensee may use the PLAYBOY JEANS Label on a limited range of small leather goods for men effective as of the Commencement Date and for women effective as of April 1, 2011 to specifically consist of belts and wallets for men and belts, wallets, small purses and clutch bags for women provided that such items are in all instances sold together and alongside of (and not independently of) the Denim Products.

Men’s formal and casualwear footwear, including brown shoes, leather sandals and boots, but specifically excluding athletic shoes/sneakers or specialized technical footwear such as hiking boots or ski boots.  Licensee must use only the PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label on all of the foregoing Products.  For ease of reference, the foregoing Products may sometimes be collectively referred to herein as the “Men’s Footwear Products.”

Men’s leather goods, including belts, backpacks without trolley wheels, wallets, money purses, key chains, leather folders, slim briefcases (i.e. for avoidance of doubt as in office cases for papers and folders), small satchels without trolley wheels (but not travel luggage which is specifically excluded as a Product under this Agreement).  Licensee must use only the PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label on all of the foregoing Products.  For ease of reference, the foregoing Products may sometimes be collectively referred to herein as the “Men’s Leather Products.” Notwithstanding anything in this Agreement to the contrary, mobile phone cases, PDA holders and laptop cases all for men and all made of leather will be included on a non-exclusive basis through and including December 31, 2011 and, thereafter, exclusive only as to the PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label in the men’s leather goods Product category subject to the final clearance of the PLAYBOY, Rabbit Head Design, and (HUA HUA GONGZI) Trademarks and the PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label Trademark by Licensor and only upon a subsequent written authorization from Licensor which must be countersigned by Licensee.  As of the date of this Agreement, Licensor’s counsel has been instructed to file all relevant applications in connection therewith.

Men’s formal suits (i.e., business suits), including formal rimmed hats (non-baseball caps, non-athletic hats), dress shirts, neckties, cufflinks, tie clips, tie pins, and high-end formal (metallic) writing instruments such as formal ballpoint pens, lead pencils and fountain pens.  Licensee must use only the PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label on all of the foregoing Products.  For ease of reference, the foregoing Products may sometimes be collectively referred to herein as the “Men’s Formalwear Products.”

Home textiles for adults, including pillow cases, blankets, throws, duvet covers, bed sheets, kitchen and bath towels, quilt covers, seat cushions, napkins, handkerchiefs, and tablecloths.  Licensee must use only the M PLAYBOY MANSION COLLECTION & Rabbit Head Design Label on all of the foregoing Products.  For ease of reference, the foregoing Products may sometimes be collectively referred to herein as the “Home Products.”

S.8.	THE TERRITORY:

China (excluding Hong Kong and Taiwan)

S.9.	THE COMMENCEMENT DATE:

As to all Products not bearing the PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label, the last date this Agreement becomes fully executed, subject to the provisions of Paragraph 20. of the Agreement.  As to all Products bearing the PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label, January 1, 2011.

S.10.	THE EXPIRATION DATE:

December 31, 2015

S.11.	THE MINIMUM NET SALES:

	License Year	Amount
	LY 1 (Commencement Date – 12/31/11)	*****
	LY 2 (01/01/12 – 12/31/12)	*****
	LY 3 (01/01/13 – 12/31/13)	*****
	LY 4 (01/01/14 – 12/31/14)	*****
	LY 5 (01/01/15 – 12/31/15)	*****

S.12.	PRODUCT DEVELOPMENT FEE:

***** due and payable within not more than fifteen (15) days of the date of Licensee’s signing of this Agreement.

S.13.	GUARANTEED ROYALTIES:

	License Year	Amount	Payment Due Date
	LY 1 (Commencement Date – 12/31/11)	*****	Due in full upon Licensee’s signing of this Agreement
	LY 2 (01/01/12 – 12/31/12)	*****	October 1, 2011
		*****	June 1, 2012
	LY 3 (01/01/13 – 12/31/13)	*****	October 1, 2012
		*****	June 1, 2013
	LY 4 (01/01/14 – 12/31/14)	*****	October 1, 2013
		*****	June 1, 2014
	LY 5 (01/01/15 – 12/31/15)	*****	October 1, 2014
		*****	June 1, 2015

Subject to the provisions of Paragraphs 2.e.(v)(a) and (b) of the Agreement, Licensee understands and accepts that all Development Fee, Guaranteed Royalties and Earned Royalties payments to be remitted to Licensor hereunder are intended to be net amounts without any deductions whatsoever so that, for example and purposes of clarification only, the amount of Guaranteed Royalties Licensor receives in License Year 1 is *****.

S.14.	ROYALTY RATE:

***** percent (*****%) of Net Sales until the amount of the Minimum Net Sales are met for each License Year; and ***** percent (*****%) of Net Sales for sales of the Products beyond Minimum Net Sales for each License Year.

Subject to the provisions of Paragraph 2.d.(i) of the Agreement, payments shall be reported on the Statements, broken out by Product item in a format reasonably requested by Licensor from time to time with within not more than fifteen (15) days following the end of each calendar month.

S.15.	EARNED ROYALTIES:

The Earned Royalties, calculated at the Royalty Rate, on the total Net Sales (as defined in Paragraph 2.e.(ii) of the Agreement) of all Products sold during the Term and Sell-Off Period (if any).

S.16.	MARKET DATE:

January 1, 2011

S.17.	MARKETING SPEND:

Not less than ***** percent (*****%) of Net Sales for each License Year.

S.18.	MARKETING FUND PAYMENT:

***** percent (*****%) of Net Sales for each License Year.

S.19.	SELL-OFF PERIOD:

Ninety (90) days after the Expiration Date or notice of termination together with Licensor’s consent (pursuant to Paragraph 8.c. below).

S.20.	THE ADDRESS WHERE BOOKS KEPT: See Paragraph S.2. above of this Schedule.

S.21.	CREATIVE DIRECTION AND ADDITIONAL TERMS AND CONDITIONS:

1.
In each License Year, at Licensor’s request, Licensee will provide for Licensor’s promotional purposes, at no charge to Licensor, three (3) units of each SKU of the Products in such mix and in such quantities as Licensor may request.

2.
Licensee will ensure that the Products will have a consumer target of ages 18-34 and be positioned both in image and pricing as trendy, youth-oriented fashion-forward clothing comparable to competitive fashion casual labels *****.  Product distribution channels and the appearance and quality of store fixtures, catalogues, advertising and other marketing materials will be aligned to this positioning and Licensee will work closely with Licensor and Licensor’s Agent to achieve and fine-tune the targeted design, distribution and price positioning.

3.
Licensee will assign a 100% dedicated management team to be reasonably agreed with Licensor but which shall at a minimum include a design team or third party design agency of a high caliber capable of working with Licensor and Licensor’s Agent to design the Products to a design and fashion level comparable to competitive fashion casual labels such as those cited in Paragraph 2. above.

GLORY RABBIT INTERNATIONAL		PLAYBOY ENTERPRISES
INVESTMENT CO., LIMITED		INTERNATIONAL, INC.
锦兔国际投资有限公司		(LICENSOR)
(LICENSEE)

By:	/s/ Wang Chengjin	By:	/s/ Howard Shapiro

Title:	Chairman	Title:	Executive Vice Pres.

Date:	2010.08.20	Date:	8-24-10

SHANGHAI GLORY RABBIT INVESTMENT COMPANY LIMITED
上海锦兔投资有限公司
(As Guarantor subject to the provisions of Paragraph 1.a.(i) of the Agreement)

By:	/s/ Wang Chengjin

Title:	Chairman

Date:	2010.08.20

Chop/Company Seal:

LICENSE AGREEMENT

This Agreement is made as of the Commencement Date as set forth in Paragraph S.9. of the Schedule hereto, by and between the corporation described in Paragraph S.1. of the Schedule attached hereto and made a part hereof (hereinafter referred to as “Licensor”) and the corporation described in Paragraph S.2. of the Schedule (hereinafter referred to as “Licensee”).

RECITALS

WHEREAS, Licensor has certain rights in and to the Trademarks and to Images.  The Trademarks and Images may sometimes be collectively hereinafter referred to as the “Playboy Properties;”

WHEREAS, Licensee recognizes that Licensor is an international multimedia entertainment company that publishes editions of PLAYBOY Magazine around the world; operates television networks and distributes programming globally; owns Playboy.com, a leading men’s lifestyle and entertainment web site; and licenses the Playboy trademarks internationally for a range of consumer products and services, including retail stores; and

WHEREAS, the parties hereto desire that Licensor grant to Licensee a license to use the Playboy Properties in the design, manufacture, advertising, promotion, sale and distribution of the Products.

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is mutually agreed as follows:

1.           GRANT OF LICENSE.

a.           Grant:

(i)           On the condition that Licensee’s parent company, Shanghai Glory Rabbit Investment Company Limited, 上海锦兔投资有限公司, (“Guarantor”), signs this Agreement in the two Guarantor signature blocks and seals its signature with a company chop or seal to evidence its agreement to the Guarantor provisions set forth in Paragraph 1.a.(z) below, then upon and subject to the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee, and Licensee hereby accepts, the right, license and privilege specified in Paragraph S.5. of the Schedule to use the Playboy Properties in connection with, and only with, the design, manufacture, advertisement, promotion, sale and distribution of the Products in the Territory through the Distribution Channels.  Such right, license and privilege is hereinafter referred to as the “License.”  It is understood and agreed that while the manufacture of the Products may take place outside the Territory, none of the Products may be advertised, promoted, sold or distributed outside the Territory by Licensee.  Licensee acknowledges and accepts that Licensee’s exclusivity is limited solely to the use of the Exclusive Labels on the Products in the Product categories set forth in Paragraph S.7. of the Schedule hereto and through the Distribution Channels set forth in Paragraph S.6. of the Schedule hereto.

(z)           In order to induce Licensor to enter into this Agreement with Licensee, Guarantor, Licensee’s parent company, hereby guarantees without any limitation of any kind, the performance by Licensee of all the terms and conditions of the Agreement, and, therefore, undertakes to be responsible to Licensor, jointly and severally with Licensee for all liabilities of Licensee arising out of its obligations under or in connection with this Agreement or by reason of any breach thereof.  This Guarantee shall remain in force and may be called upon by Licensor without requiring Licensor to commence any proceedings of any nature against Licensee pursuant to the terms of the Agreement.

(ii)           Anything in this Agreement to the contrary notwithstanding, Licensor (on behalf of itself, its subsidiary and affiliated companies and its third-party licensees) reserves:  (a) the right to produce or have produced the Products to be used in the Territory specifically for promotional and advertising purposes and not for sale, including, but not limited to, as product placement in feature films, television and related platforms; (b) the right to produce or have produced any or all of the Products and to advertise, promote, sell and distribute the Products, in the Territory, through direct marketing channels or sales (including, but not limited to, direct mail, catalog houses, home shopping programs, infomercials and the like), premium sales, incentive sales, home party plans or through any other means now known or hereafter available; (c) the right to produce or have produced by any third party the Products or similar products and to advertise, sell, promote and distribute the Products through a Playboy-branded retail store located in the Territory; and (d) the right to produce or have produced any or all of the Products and to advertise, promote, sell and distribute any or all of the Products in the Territory, via “Mobile Commerce.”  “Mobile Commerce” shall mean transactions conducted on one or more mobile telecommunications networks exclusively within the Territory and exclusively via the language of each country of the Territory in “Mobile Device” presentations.  “Mobile Device” means a mobile, wireless device existing as of the Commencement Date or developed thereafter that (i) is intended to be mobile and not commonly used at a fixed location; and (ii) is capable of receiving voice, data, and/or video communications.  The definition of “Mobile Device” includes, without limitation, personal digital assistants (PDAs), pagers, mobile phones and other devices receiving communications via wireless fidelity (wi-fi) network and, for the avoidance of doubt, excludes all non-mobile television devices or other devices that function as a receiver or set-top box for a television-type broadcast or other signal, fixed display device or fixed monitor.

(iii)           Licensee acknowledges that there are a number of authorized Playboy-branded stores in various countries around the world.  In the event the licensees for any such Playboy-branded stores wish to purchase any of the Products from Licensee or its distributors for sale through the Playboy-branded stores, Licensee may fulfill such orders subject to the provisions of this Paragraph 1.a.(iii).  While fulfillment of such orders may consist of Licensee or its distributors shipping the Products outside of the Territory, such shipments of the Products to such authorized Playboy-branded stores outside of the Territory will not be a violation of the Territory restrictions set forth in this Agreement; provided, however, that (a) Licensee may not solicit such orders outside of the Territory; (b) Licensee must report such sales separately on the “Statements” (as defined in Paragraph 2.e.(i) hereof); (c) Licensee will include such sales in the calculation of “Net Sales” for the purpose of computing Minimum Net Sales  and Earned Royalties; and (d) Licensee must notify Licensor in advance in writing of any such order and must obtain Licensor’s prior written approval to fulfill such orders.  Further, in the event Playboy has opened or opens, itself or through a third party, a Playboy-branded store in the Territory, the licensee for such Playboy-branded store in the Territory may source the Products or similar products through any third party anywhere in the world and sell such Products or similar products through such Playboy-branded store in the Territory and such sourcing and selling will not be a violation of the License.

(iv)           Licensee will have the non-exclusive right to open Playboy-branded retails stores, including flagship stores (flagship stores being independently standing street level stores in prominent locations with a selling space of not less than 5,000 square feet), in the Territory during the Term of this Agreement; provided, however, that the details of any such retail store, including, but not limited to location, design concepts, inventory, roll-out plans for such retail stores, royalties on retail sales of products that may be obtained from other vendors, and POS systems, (i) will be subject to Licensor’s prior written approval, and (ii) must be evidenced in a separate retail store license agreement, the terms and conditions of which will be subject to the mutual agreement of the parties hereto, for each such retail store.

(v)           Anything in this Agreement to the contrary notwithstanding, Licensor shall have the right, and such right shall not be a violation of the License, to enter into trademark license agreements directly with retailers for retail stores solely located in the Territory, including, but not limited to, the type of retailers set forth in Paragraph S.6. of the Schedule to this Agreement, for the design, manufacture, advertisement, sale and distribution of any other products and/or services not included in the License.  In addition, Licensor shall have the right, and such right shall not be a violation of the License, to enter into trademark license agreements directly with multi-national retailers for the design, manufacture, advertisement, sale and distribution of the Products hereunder, which sale and distribution of the Products bearing any label including, but not limited to, the Exclusive Labels and other products and services shall be directly through such retailers’ stores in the Territory.

(vi)           Licensee shall be responsible for and shall assume and pay for all costs and expenses arising out of or in connection with Licensee’s responsibilities, duties and obligations set forth in this Agreement, including, but not limited to, those costs and expenses related to Licensee’s design, manufacture, advertising, promotion, sale and distribution of the Products.

(vii)           Licensee understands that there are currently third parties with rights to the PLAYBOY Label in the Territory.  In the event such rights become available during the Term of this Agreement, and provided Licensee is in compliance with the provisions of this Agreement, the PLAYBOY Label will be added as a Trademark under Paragraph S.4. of the Schedule hereto upon Licensor’s written notice.

b.           Term:

(i)           The term of the License and this Agreement (hereinafter referred to as the “Term”) shall commence on the Commencement Date and shall expire at midnight, Chicago time, on the Expiration Date, unless sooner terminated as provided in this Agreement.

(ii)           On the conditions that:  (a) Licensee shall be in full compliance with all of the terms and conditions of this Agreement, including, but not limited to, the timely payment of all amounts required under this Agreement; (b) the  total amount of the Earned Royalties payable to Licensor for License Year 4 (1/1/14 – 12/31/14) and License Year 5 (1/1/15 – 12/31/15 is ***** percent (*****%) greater than the total amount of the  Guaranteed Royalties for License Years 4 and 5; and (c) the Minimum Net Sales have been met or exceeded for each License Year of this Agreement, Licensee will have the right to request negotiations for a renewal of this Agreement by sending Licensor written notice of its desire to commence such negotiations.  Licensee must provide Licensor with such notice of its desire to renew this Agreement no later than April 1, 2015.  In the event Licensee fails to provide such notice by such date, Licensor will be free to pursue such licensing opportunities with any third party without obligation or liability to Licensee.  In the event Licensee provides such notice by such date, Licensor and Licensee will commence negotiations for a renewal of the License and this Agreement not later than April 15, 2015.  In the event that Licensor and Licensee cannot reach agreement on the terms and conditions of such renewal, including, but not limited to, Guaranteed Royalties, Earned Royalties and Minimum Net Sales for each License Year of such renewal within not more than thirty (30) days of the commencement of such negotiations, it will be conclusively presumed that Licensor and Licensee cannot reach agreement and Licensor will be free to pursue such licensing opportunities with any third party without obligation or liability to Licensee, provided, however, that during such thirty (30) days period, Licensee will have the opportunity to match the principal commercial terms of any bona fide third-party offer received by Licensor and which shall duly be communicated by Licensor to Licensee for this purpose.  Anything in this Paragraph 1.b.(ii) to the contrary notwithstanding, Licensor will be under no obligation to accept the principal commercial conditions matched by Licensee.

(iii)           Anything in this Agreement to the contrary notwithstanding, in the event that Licensor’s corporate parent ceases to hold over fifty percent (50%) of the equity in Licensor or Licensor’s Product Licensing Group, or in the event that Licensor’s corporate parent sells, licenses or assigns Licensor’s product licensing business to a third party, then the third party obtaining the equity in Licensor or Licensor’s Product Licensing Group or the third-party purchaser, licensee or assignee of Licensor’s product licensing business shall have the right to terminate this Agreement upon twelve (12) months’ prior written notice to Licensee.

c.           License Year and License Quarter:

(i)           For all purposes under this Agreement, a “License Year” shall be each twelve (12) consecutive calendar month period commencing on each January 1st of the Term and ending at midnight, Chicago time, on each following December 31st of the Term, except that the first License Year will commence on the Commencement Date and end at midnight, Chicago time, on December 31, 2011.  If the expiration or termination of this Agreement is effective other than at the end of any such period, then the final period ending on the effective date of such expiration or termination shall be deemed to be a License Year.

(ii)           For all purposes under this Agreement, a “License Quarter” shall be each three (3) consecutive calendar months of each License Year.  If the expiration or termination of the License and this Agreement is effective other than at the end of a License Year, then the final period ending on the effective date of such expiration or termination shall be deemed to be a License Quarter.

d.           Territory:  The License shall extend only to the Territory, and the use by Licensee of the Playboy Properties shall be confined to the Territory.  Licensor shall have the right, but not the obligation, to terminate this Agreement by deeming any sales or distribution of the Products or use of the Playboy Properties by Licensee outside of the Territory to be an incurable default under this Agreement.  Such sales of the Products or use of the Playboy Properties shall include any sales by Licensee of the Products in the Territory for resale outside of the Territory.

e.           Minimum Net Sales:  Notwithstanding anything in this Agreement to the contrary, if Licensee’s Net Sales in any License Year are less than the Minimum Net Sales for such License Year, then Licensor shall have the right to either:  (i) declare the License to be non-exclusive as to the Exclusive Labels, thereby giving Licensor the rights to design, manufacture, advertise, promote, sell and distribute the Products bearing the Exclusive Labels in competition with Licensee or otherwise grant any or all of such rights to one or more other parties and/or delete the M PLAYBOY MANSION COLLECTION & Rabbit Head Design Label and Home Products from the License; or (ii) terminate the License and this Agreement by deeming the failure to attain the Minimum Net Sales to be an incurable default under this Agreement.  Such declaration, deletion or termination:  (a) shall be immediately effective upon the receipt by Licensee of written notice from Licensor which shall be sent no later than forty-five (45) days after Licensor’s receipt of the “Statement” for the end of each License Year and which evidences such shortfall; and (b) shall have no effect upon the amounts due and payable to Licensor for periods prior to or after such declaration or termination.

2.           COVENANTS OF LICENSEE.

a.           Use:

(i)            Subject to Licensor’s prior approval as hereinafter required, Licensee shall commence bona fide commercial sales of the Products as soon as practicable after the Commencement Date, but in no event later than the Market Date.  Licensee will promptly notify Licensor of the date of first sale of Products in each country in the Territory together with associated details concerning the distributor and/or sales agent (if any) and top customer accounts pertaining to such sale.  Such notification shall be provided in writing.  If Licensee fails to commence such sales by the Market Date, Licensor may treat such failure as an incurable default under this Agreement.  In the event during any License Year, Licensee has not on a regular and ongoing basis:  (y) sold and distributed one or more of the Products within all categories of the Products under Paragraph S.7. of the Schedule; or (z) sold and distributed the Products in all countries of the Territory, then Licensor shall have the right to delete, from the Schedule upon not less than thirty (30) days’ prior written notice to Licensee, any Products which, any Product category from which, or any country to which Licensee has not so sold and distributed.  In the event that all Products are deleted from the Schedule or all countries are deleted from the Territory, then the License and this Agreement will automatically terminate due to an incurable default.  For purposes of clarification, the sales discussed in this Paragraph 2.a.(i) are bona fide commercial sales, which are volume sales to the Distribution Channels for sale or distribution to consumers and will specifically exclude sample sales to distributors or wholesalers.

(ii)            Except as otherwise provided in this Agreement, Licensee shall not cause or authorize any use of the Playboy Properties in any area of the world outside the Territory and shall not knowingly manufacture, sell or otherwise deal with or distribute any of the Products on behalf of or to any individual or entity that Licensee believes or has reason to believe intends or intend or is or are likely to sell, deal with or distribute any of the Products in any way outside the Territory.  Licensee shall ensure that all of its distributors, whether affiliated or third-party, to which Licensee sells or through which Licensee otherwise moves any Products are aware of all Territory restrictions on the use of the Playboy Properties and the distribution of the Products and shall obtain an executed “Distributor Contract” (as defined in Paragraph 2.k.(ii) hereof) from all of its third-party distributors as set forth in Paragraph 2.k.(ii) hereof.  Licensee shall immediately notify Licensor should Licensee become aware that any of its distributors, whether third-party or affiliated, have distributed or dealt with the Playboy Properties or Products in any way outside the Territory.

(iii)           Licensee warrants and represents that it has and will continue to have throughout the Term and the Sell-Off Period the legal right and authority to enter into this Agreement and to assume and perform its duties and obligations hereunder and that there is or are no, and Licensee shall not enter into during the Term or the Sell-Off Period, if any, contract, agreement or understanding with any individual or entity which would in any way restrict or prevent Licensee from the performance of its duties and obligations under this Agreement.

(iv)           Licensee shall be responsible for obtaining, at its own expense prior to the Commencement Date, and maintaining at its own expense throughout the Term, any and all licenses, permits and approvals (including governmental and all other licenses, permits and approvals) necessary for Licensee to:  (a) design, manufacture, advertise, promote, sell and distribute the Products; (b) pay Guaranteed Royalties, Earned Royalties, Marketing Fund Payment required to be made pursuant to the provisions of Paragraph 2.o.(i) hereof and taxes; and (c) fulfill any and all other duties and obligations and exercise the rights of Licensee under this Agreement.  In the event Licensee is unable, for any reason, to obtain prior to the Commencement Date or maintain throughout the Term all of such licenses, permits or approvals, such inability shall be an incurable default under this Agreement.

(v)           Licensee will take all necessary actions to ensure that all aspects of its obligations in connection with this Agreement comply with all applicable state and local laws, rules and regulations.  Licensee will not create, initiate, transmit or otherwise participate in the creation, initiation or transmission of any unsolicited bulk email in connection with the Products.  In addition, Licensee will comply with all applicable state laws governing privacy, technology, software and trade secrets.

b.            (i)           Maintaining Goodwill:  Licensee recognizes that the Trademarks are associated with Licensor on a worldwide basis and, therefore, Licensee shall, throughout the Term and the Sell-Off Period, constantly use its best efforts in the advertising, promoting, selling, distributing and in all other dealing with or disposal of the Products to protect the good name and goodwill associated with the Trademarks and Licensor, and to obtain the greatest Net Sales throughout the entire Territory and the entire Term and the Sell-Off Period.  Should Licensee directly or indirectly take any action which negatively affects or impacts the good name, goodwill or reputation of Licensor, Licensor may deem such to be an incurable default by Licensee under this Agreement.

(i)           Compliance with Law:  Licensee shall not cause, condone or authorize in any country of the Territory any violation of any federal, state or local law or regulation, including, but not limited to, the United States Department of the Treasury’s economic and trade sanctions, which include, but are not limited to, any Executive Order Blocking Property of Certain Persons for any reason in any country of the Territory set by the United States Department of the Treasury Office of Foreign Assets Control.  All distributors of Licensee must also agree in writing not to cause, condone or authorize any such violations.  Any such violation by Licensee or any of its distributors shall be an incurable default under the Agreement.  Licensee agrees to indemnify, protect and hold harmless Licensor and Licensor’s parent, subsidiary and affiliated entities and its and their employees, officers and directors for, from and against any and all costs, claims, suits or causes of action arising out of or in connection with any such violation.

c.           Distribution Channels:  The Products may only be sold in the Territory through and only through the Distribution Channels and only pursuant to Paragraph S.6. of the Schedule to this Agreement.  Except as otherwise set forth in Paragraph 1.a.(v), Licensee acknowledges and agrees that nothing in this Agreement shall prevent Licensor from using (or licensing to any third party the right to use) (i) the exclusive Playboy Properties on or in connection with the exclusive Products in any channel of distribution anywhere in the world outside of the Territory, and (ii) the non-exclusive Playboy Properties on or in connection with the non-exclusive Products or any goods similar to the non-exclusive Products in any channel of distribution anywhere in the world including the Territory.  Licensor shall have the sole and absolute discretion to reasonably determine if a store, club or other distribution channel falls within the definition of Distribution Channel.

d.           Payments:

(i)             Product Development Fee:  Licensee shall pay to Licensor a non-refundable product development fee in the amount of *****; which fee shall be payable within not more than fifteen (15) days following the date of Licensee’s execution of this Agreement and will entitle Licensee to develop Products between the Commencement Date and December 31, 2011.

(ii)            Guaranteed Royalties:  Licensee will pay to Licensor or its designee Guaranteed Royalties in the amount and for each License Year specified in Paragraph S.13. of the Schedule.  Guaranteed Royalties for each such License Year shall be paid in accordance with Paragraph S.13. of the Schedule.  Under no circumstances whatsoever will Licensor return to Licensee all or any part(s) of Guaranteed Royalties, except as provided in Paragraph 8.b. hereof.  In the event that Licensee is late in making any Guaranteed Royalty installment payment in any License Year, and Licensee fails to remit such payment to Licensor within not more than ten (10) days following the date of Licensor written demand for such payment, Licensor will have the right upon written notice to Licensee to accelerate the payment of the unpaid remaining Guaranteed Royalty installments due and payable for the remainder of the License Year in which such installment was late, which along with the past due amount will be due and payable to Licensor within not more five (5) days after the date of such notice, and (z) declare the Guaranteed Royalties due and payable for remaining License Years to be payable in full on or before the first day of each such License Year, respectively.  Any such notice from Licensor is without prejudice to Licensor’s default and termination rights set forth in Paragraphs 7.a.(i) and 7.a.(ii).

(iii)           Earned Royalties:  Licensee shall pay to Licensor or its designee Earned Royalties but only to the extent that for each License Year the amount of the Earned Royalties exceeds Guaranteed Royalties for such License Year. Earned Royalties shall be payable in accordance with the terms and conditions of Paragraph 2.e. hereof.  In the event Licensee marks down its standard invoice price for any Product in excess of thirty percent (30%), Earned Royalties on such sales will be computed as if such invoice price was marked down not more than thirty percent (30%).  In the event the amount of the Earned Royalties exceeds the amount of the Guaranteed Royalties in any License Year, Licensee may not use the amount of such overage as an offset against any other minimums or guarantees hereunder including, but not limited to, any Guaranteed Royalties due and payable in any other License Year.

(iv)           Interest:  Each sum, including, but not limited to, the product development fee set forth in Paragraph 2.d.(i) above, Guaranteed Royalties and Earned Royalties, that shall not be paid on the due date by Licensee shall bear interest from such due date until the date on which such sum is paid in full at an amount equal to four percent (4%) over the prime rate of interest as established by JP Morgan Chase on the date such sums should have been paid.

(v)           Letter of Credit:  Licensee will deliver to Licensor, within not more than twenty (20) days after the Commencement Date, an Irrevocable Stand-By Letter of Credit (the “Letter of Credit”) in the amount of ***** to be effective throughout the Term of this Agreement, in favor of Licensor confirmed and advised through a bank designated by Licensor and on terms and in the form and content as directed by Licensor, which shall include, but may not be limited to the following terms and conditions:  (i) the Letter of Credit must contain the condition that it will be automatically extended without amendment for additional periods of twelve (12) months from the current or any future expiration date unless notice is sent sixty (60) days from the expiry date to the advising bank by authenticated swift and to Licensor by courier that the Letter of Credit will not be renewed, (ii) that Licensor will have the right, at any time, to draw upon the Letter of Credit if Licensee fails to make any payment as provided under this Agreement; and (iii) that if during any term of the Letter of Credit, a partial or full draw becomes necessary, the Letter of Credit will automatically be reinstated to the original value pursuant to the terms and conditions of this Paragraph 2.d.(v). of this Agreement.  Licensor will give notice of its intention to draw on the Letter of Credit if Licensee fails to make any payment due as provided under this Agreement.  Licensor must receive the extended Letter of Credit not less than thirty (30) days before the start of each such subsequent twelve (12) month period.  In the event the Letter of Credit is not extended as set forth herein above, Licensor shall have the right to draw from the current Letter of Credit the full amount of the Letter of Credit and apply such amount to current and future payment obligations of Licensee under this Agreement.  Such draw shall not be deemed to relieve Licensee from having to obtain and maintain the Letter of Credit pursuant to the provisions of this Agreement and Licensor shall still have the right to deem any failure by Licensee to obtain and maintain the Letter of Credit pursuant to the provisions of this Paragraph 2.d. to be an incurable default.  All costs and expenses associated with such Letter of Credit, including, but not limited to, opening, extending, amending and drawing fees, will be borne by Licensee.  Licensee’s failure to provide Licensor with a Letter of Credit as herein above provided shall be an incurable default under this Agreement.

e.           Statements and Payments:

(i)             Within not more than fifteen (15) days after each calendar month during the Term and the Sell-Off Period, if any, or within ten (10) days of a written request by Licensor Licensee shall furnish to Licensor or its designee a complete and accurate statement in a format acceptable to Licensor and certified to be true by the Chief Financial Officer of Licensee (hereinafter referred to as the “Statement”) showing for such calendar month and the License Year through such period or for the Sell-Off Period:  (a) a listing of Licensee’s accounts and the accounts of Licensee’s affiliated and third-party distributors in the Territory and the units and description of all of the Products sold and distributed to each such account or otherwise disposed of by Licensee or by Licensee’s affiliated and third-party distributors; (b) the computations of Net Sales on all such sales; (c) the computation of the Marketing Fund Payment due and payable pursuant to Paragraph 2.o.(ii) hereof and the Earned Royalties and the amount of Earned Royalties due and payable; (d) the Marketing Spend made by Licensee pursuant to Paragraph 2.o.(i) hereof and the details of all such expenditures, supported by copies of vouchers and copies of all advertising for or relating to the period covered by such Statement; and (e) an accounting of Holograms (as hereinafter defined) comprising identification of the quantity of Holograms placed on Product sold or otherwise distributed (with an explanation of where the Product was distributed to), the quantity of Holograms placed on Product in inventory, and the quantity of Holograms in storage and not yet placed on Products, as well as the corresponding Hologram numbers for each of the above.  When, during any License Year, the amount of Guaranteed Royalties for such License Year has been exceeded by Earned Royalties for such License Year, Licensee shall commence payment of Earned Royalties.  Licensee shall pay all accrued and unpaid Earned Royalties by remittance accompanying each of the Statements.

(ii)           As used in this Agreement, the term “Net Sales” means the gross wholesale invoice price charged by Licensee or any of Licensee’s subsidiary or affiliated companies to unrelated, unaffiliated third-party customers or consumers for the Products less (x) refunds, credits and allowances actually made or allowed to customers for returned defective Products; and (y) value added tax assessed on sales (only where applicable). No other deduction or recoupments of any kind shall be deducted from the gross wholesale invoice price, including by way of example, cash discounts, early payment discounts, year-end rebates, costs incurred in manufacturing, selling, distributing, shipping or handling Products, advertising (including cooperative and promotional allowances, fixturing, merchandising guides, displays and/or the like), uncollectible accounts, commissions, rush-transportation costs on otherwise late deliveries, make-good costs for defective product, design errors or lost or damaged product.  Products will be considered “sold,” and, therefore, subject to inclusion in the calculation of Earned Royalties, as of the date on which such Products are invoiced, shipped or paid for, whichever first occurs.  For the avoidance of doubt, there will be no deduction from “Net Sales” for uncollectable accounts.

(iii)           In the event the percentage of returns of Products in any License Year exceeds twenty percent (20%) of Net Sales for such License Year, then Licensor may elect to treat such an occurrence as an incurable default by Licensee under this Agreement.

(iv)           Licensee acknowledges that any significant reduction in the wholesale price (or the retail price where Licensee sells directly to the public) or material liquidation of the Products would cause serious and perhaps irreparable harm to Licensor and Licensor’s business activities and reputation in the Territory.

(v)           If Licensee sells any of the Products to any individual or entity that is directly or indirectly owned or controlled by Licensee or is under common ownership with Licensee, in whole or in part, the invoice price used to compute Net Sales hereunder shall be the invoice price that would have been charged to an unrelated purchaser in an arm’s-length transaction for such Products.

(vi)           (a)           All Guaranteed Royalty and Earned Royalty payments Licensee is required to make by the terms of this Agreement shall be made by wire transfer in United States Dollars in cleared funds to the Collecting Agent by bank transfer to the following account

Bank:	*****
Branch:	*****
Account name:	*****
Account number:	*****
Swift Code:	*****

All Marketing Fund Payments Licensee is required to make by the terms of this Agreement shall be made by wire transfer in United States Dollars in cleared funds to Licensor by bank transfer to the account specified by Licensor from time to time.

Any and all costs associated with the wire transfer payments shall be borne by Licensee.  Licensee will remit the gross amount of the Guaranteed Royalties and Earned Royalties.  In the event any withholding or similar taxes are due in respect of any royalty or other payments hereunder, the amount of such payments will be grossed up such that Licensor will receive the same amount of royalty or such other payment as if such withholding or similar tax(es) had not applied.  Licensee shall pay any withholding or similar taxes in a timely manner and shall promptly provide Licensor with a receipt evidencing such payment.

(b)           Licensor and Licensee agree that the Licensor will not be liable for any withholding tax, including any interest, penalties or other associated costs, relating to any withholding obligation imposed by the government or taxing authority of any country, state, province, municipality or any other government jurisdiction arising as a result of this Agreement.  Licensee further agrees to indemnify, reimburse and otherwise hold harmless, Licensor for any such costs imposed on Licensor.  Licensee’s obligation to pay taxes shall survive any expiration or termination of this Agreement.  In the event payments in the manner provided in this Paragraph 2.e. shall become impossible or illegal by reason of the action of governmental authority, and such impossibility or illegality shall remain in force for a period of ninety (90) consecutive days, then, at Licensor’s option, this Agreement may be terminated; and whether or not Licensor exercises such option, while such restrictions remain in effect, all payments due Licensor shall be made to an account in the Territory, or elsewhere where permitted by law, to be designated by Licensor.

(c)           In determining the proper rate of exchange to be applied to the payments due hereunder, it is agreed that:

(1)           Licensee shall calculate Earned Royalties on a calendar month basis in local currency (with each such month considered to be a separate accounting period for the purpose of computing Earned Royalties);

(2)           Licensee shall compute a conversion of each such monthly total into United Stated currency utilizing the mid-range rates as quoted by Reuters and other sources as published from Bank of America on the last business day of each relevant calendar month;

(3)           The converted amounts (in U.S. currency) shall be added together on a cumulative basis and will be reflected in the Statement required under this Paragraph 2.e.

f.           Records and Audit:  Licensee shall:  (i) keep accurate books of account and records (including but not limited to utilization of consecutively numbered invoices which reconcile to each Statement and Licensee’s general ledger) covering all transactions relating to or arising out of the License and this Agreement (which books and records shall be maintained separately from Licensee’s documentation relating to other items manufactured or sold by Licensee); and (ii) permit Licensor or its nominees, employees, agents or representatives to have full access to such books and records in order to inspect such books and records at all reasonable hours of the day and upon prior written notice to Licensee, to conduct an examination of and to copy (at Licensor’s expense), all such books and records; provided, however, that Licensor will keep, and require its nominees, employees, agents and representatives to keep, such information confidential subject to all applicable governmental laws, rules and regulations and except to the extent that such information may be shared with Licensor’s auditors and lawyers and may be used in connection with any lawsuit or other cause of action arising out of this Agreement.  Licensee shall maintain in good order and condition all such books and records for a period of two (2) years after the expiration or termination of the License and this Agreement or, in the event of a dispute between the parties hereto, until such dispute is resolved, whichever date is later, and such books and records shall be kept at the address stated in Paragraph S.20. of the Schedule, except as such address may be changed from time to time in accordance with Paragraph 9.b. hereof.  Receipt or acceptance by Licensor of any Statement furnished pursuant hereto or any sums paid by Licensee hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and if one or more inconsistencies or mistakes are discovered by Licensor in such Statement, it or they shall be rectified in an amended Statement received by Licensor no later than ten (10) days after the date of receipt by Licensee of notice of that which should be rectified.

g.           Expenses of Conducting Examinations:  If any inspection or examination referred to in Paragraph 2.f. hereof discloses, or Licensor or Licensee otherwise discovers, an underpayment of Earned Royalties or Marketing Fund Payments required to be made pursuant to the provisions of Paragraph 2.o.(ii) hereof or either thereof, the amount of such underpayment shall be paid by Licensee to Licensor no later than thirty (30) days after receipt of notice or knowledge thereof by Licensee.  In the event of such an underpayment by Licensee in excess of nine percent (9%) in any License Year, then Licensor may elect to treat such occurrence as an incurable default by Licensee under this Agreement.  If such inspection or examination:  (i) discloses or Licensor or Licensee otherwise discovers an overpayment of Earned Royalties or Marketing Fund Payment or either thereof (or, pursuant to Paragraph 8.b. hereof, an overpayment of Guaranteed Royalties), the amount of such overpayment shall be credited against future payment of any or all of the Guaranteed Royalties, Earned Royalties and Marketing Fund Payment or, in the event of the expiration or termination of the License and this Agreement and there is or are no such future payments, such amount shall be paid by Licensor to Licensee not later than thirty (30) days after the discovery thereof by Licensor, subject to Licensor’s rights of setoff, recoupment and counterclaim; or (ii) reveals that for the period covered by such inspection or examination there is an error of ten percent (10%) or more in the Earned Royalties, the Marketing Spend or the Marketing Fund Payment previously reported on the Statement(s) as being due from Licensee, all expenses involved in the conducting of such inspection or examination shall be borne by Licensee.  Licensee shall pay to Licensor the amount of such expenses no later than ten (10) days after Licensee’s receipt of Licensor’s invoice therefor.  If such error is less than ten percent (10%), such expenses shall be borne by Licensor.

h.           Product Quality:  Licensee hereby warrants and agrees that the Products designed, manufactured, advertised, promoted, sold or distributed under this Agreement shall bear the Playboy Properties faithfully produced and shall meet the high standards of quality, workmanship, material, design, size, color and style established by Licensor from time to time and in accordance with the terms and conditions of this Agreement.  Licensee will not knowingly or negligently cause or authorize any or all of the Products not conforming to this Agreement to be sold or distributed, as doing so may adversely affect Licensor’s goodwill in the Trademarks and any such non-conforming Products shall be destroyed at Licensee’s expense.  All of the Products shall conform to and comply with, in all respects, all applicable, state and local laws, rules and regulations governing the design, quality, labeling and safety of such Products.  Licensee shall not cause, condone or authorize:  (i) the use of any substandard or offensive materials in or in connection with any of the Products; (ii) any violation of any applicable, state or local law or regulation, including, but not limited to, provisions thereof imposing advertising standards or requiring trade or content description of the Products; or (iii) the use of the Playboy Properties or any other word, device or symbol associated in any way with any or all of Licensor and its subsidiaries and affiliates in connection with any product or activity that is not the subject of the License and this Agreement.

i.           Approval of Products and the Materials:

(i)           Licensee understands and agrees that each of the Products and any other items bearing the Playboy Properties or intended for use in connection with the Products and the advertisement and promotions of the Products (hereinafter collectively referred to as the “Materials”) must be approved in advance by Licensor.  The Materials include, but are not limited to, prototypes, photography, shop-in-shop signs, catalogs, booklets, posters, shopping bags, cartons, containers, labels, wrappers, packaging and other inner and outer packaging materials, fixtures, displays, artwork and printing, advertising, sales, marketing and promotional materials.  Licensee shall, at its own expense, submit to Licensor or its designee for written approval, samples of each of the Products and the Materials at each stage of development thereof, which shall include, but not be limited to:  (a) an initial sketch or photograph; (b) a sample prototype (pre-production sample) or equivalent acceptable to Licensor; and (c) two final production-quality samples of that which will be mass produced or manufactured.  Licensee must obtain Licensor’s written approval of each stage of development before proceeding to the next stage, and in no event shall Licensee commence or permit the mass manufacture, advertising, promotion, sale or distribution of any of the Products or the Materials unless and until Licensee has received Licensor’s written approval of the samples provided pursuant to (b) of this Paragraph 2.i.(i).  In the event Licensor fails to provide its approval or disapproval of any or all things submitted to Licensor pursuant to this Paragraph 2.i.(i) within fourteen (14) days of Licensor’s receipt thereof, Licensee may send written notice to Licensor advising no response was received.  If Licensor does not respond within five (5) days of Licensor’s receipt thereof, then Licensor shall be deemed to have given disapproval.  Licensor shall not unreasonably withhold approval of the Products or Materials.  In the event Licensee fails to provide the two final production-quality samples pursuant to (c) of this Paragraph 2.i.(i), Licensor may either purchase the two final production-quality samples and Licensee shall immediately pay Licensor for all related costs and expenses incurred by Licensor including the purchase prices and all delivery and shipment costs or such Products or Materials shall be considered unapproved.

(ii)           Licensee understands and agrees that if Licensor approves any Products or Materials for production or manufacture, such approval shall be valid for one season only.  In each and every season that Licensee seeks to manufacture, advertise, promote, sell or distribute previously approved Products or Materials, Licensee must resubmit such Products or Materials to Licensor for written approval.  When resubmitting Products or Materials for approval for another season, Licensee shall utilize the same Product style number/ designation for the Products or Materials and shall indicate that such Products and/or Materials were previously approved for production and/or manufacture.  If Licensee fails to resubmit Products or Materials for approval and manufactures, promotes, or sells such Products or Materials in a season for which Licensor has not granted written approval, then such Products and Materials shall be considered unapproved.

(iii)           Licensee shall not use the same style number/designation on more than one style or design for Products or Materials.  The determination as to whether Products or Materials conform to a prior submission for the same style number/designation in all respects, including without limitation, with respect to materials, colors, workmanship, dimensions, styling, detail and quality, and whether Licensee should have used a different style number/designation because of variations shall be made by Licensor in its sole and absolute discretion.  Licensee shall not use an approved style number/designation in connection with non-conforming Products or Materials.

(iv)           To ensure that each of the Products and the Materials are constantly maintained per season, per License Year in conformance with the samples previously approved for such season in such License Year pursuant to this Paragraph 2.i., Licensee shall, within seven (7) days of receipt of a request from Licensor, send or cause to be sent to Licensor at Licensee’s expense:  (a) such actual samples requested by Licensor of the Products and the Materials Licensee is using, manufacturing, selling, distributing or otherwise disposing of; and (b) a listing or revised listing of each location where any of the Products and the Materials or either thereof are designed, manufactured, stored or otherwise dealt with, except to the extent such listing or revised listing duplicates currently accurate information provided pursuant to Paragraph 2.i.(iii) hereof.  Upon written notice to Licensee, Licensor and its nominees, employees, agents and representatives shall have the right to enter upon and inspect, at all reasonable hours of the day, any and all such location(s) and to take, without payment, such samples of any of the Products and the Materials as Licensor reasonably requires for the purposes of such inspection.

(v)           If any of the Products or Materials sent or taken pursuant to Paragraph 2.i.(ii) above or that otherwise come to the attention of Licensor does or do not conform in Licensor’s sole opinion to the previously approved samples for the relevant season in the relevant License Year, Licensor shall so notify Licensee, in writing, specifying in what respect such of the Products or Materials is or are unacceptable.  Immediately upon receipt of such notice, Licensee shall suspend all manufacture, sale and distribution of and shall obtain back from Licensee’s accounts all such Products and Materials and shall not resume the manufacture, sale or distribution thereof unless and until Licensee has made all necessary changes to the satisfaction of Licensor and has received Licensor’s written reapproval of each of such Products and Materials.

(vi)           All of the Products and the Materials that are not approved by Licensor or that are determined by Licensor to be unapproved, non-conforming or unacceptable shall not be sold, distributed or otherwise dealt with by Licensee.  All such Products and Materials may be confiscated, seized and/or destroyed by Licensor or, if directed by Licensor, by Licensee at Licensee’s cost and expense, with an appropriate certificate of destruction furnished by Licensee.

(vii)           Any and all sales, distribution or use by Licensee of unapproved, non-conforming or unacceptable Products or Materials shall not only constitute an incurable default under the terms of this Agreement, but such Products or Materials also shall be considered unlicensed and an infringement of Licensor’s proprietary rights, and Licensor shall have the right to bring legal action against Licensee for any and all remedies available to Licensor in addition to the remedies available under this Agreement.

(a)           So that there is no misunderstanding regarding the approval process, Licensee hereby agrees that in the submission of requests for approvals of proposed Products, unless Licensor gives written approval in advance, Licensee will:  [1] use an Image in its entirety; [2] not crop the Image; [3] reproduce the Image with fidelity to the original; [4] not distort or mutilate the Image; and [5] not create a reproduction of the Image which would be prejudicial to the honor or reputation of the artist.  Licensee further acknowledges that there may be certain works of art which Licensor, in its sole discretion, may determine are not appropriate for use on the Products.  Licensor’s refusal of an approval request based on a violation of any of the foregoing shall be a legitimate reason for the refusal of an approval pursuant to this License and the Agreement.

(b)           Licensor shall have final approval with respect to the following elements of the Products:

(i)           Selection of Licensor’s Images for use on the Products.

(ii)           Manipulation and adaptation of the Playboy Properties for reproduction on the Products.

(iii)           Approval of “strike offs” or other pre-production samples as the parties may agree.

(iv)           Approval of actual materials to be used for manufacture of the Products.

(c)           It is specifically agreed by Licensee that there shall be no approval by default.  Products may not be manufactured unless there is a written approval by Licensor.

(viii)           Licensee agrees and acknowledges that Licensor shall own all right, title and interest to the sample prototypes, final production-quality samples, and actual samples submitted by Licensee pursuant to this paragraph (the “Samples”).  Licensor may store, display, destroy, sell (including without limitation sample sales to the trade), or otherwise dispose of the Samples as determined by Licensor in its sole discretion and without any obligation or payment to Licensee.

j.           Title and Protection and Preservation of Playboy Properties and Copyrights:

(i)           Licensee hereby acknowledges each of the following:  the great value of the goodwill associated with the Trademarks; the worldwide recognition thereof; that the proprietary rights therein and goodwill associated therewith are solely owned by and belong to Licensor; that the Trademarks and other related words, devices, designs and symbols are inherently distinctive or have secondary meaning firmly associated in the mind of the general public with Licensor, its subsidiaries and affiliates and its or their activities; and that all additional goodwill associated with the Trademarks created through the use of such Trademarks by Licensee shall inure to the sole benefit of Licensor.  During and after the Term, Licensee shall not:

(a)           attack or question the validity of, or assist any individual or entity in attacking or questioning, the title or any rights of or claimed by Licensor, its subsidiaries and affiliates and their respective licensees and sublicensees in and to the Playboy Properties or any other trademarks, copyrights or such other intellectual or intangible property associated or connected with any or all of Licensor, its subsidiaries and affiliates, their publications, published material, activities, licensees and sublicensees;

(b)           directly or indirectly seek for itself, or assist any third party or parties to use or acquire, any rights, proprietary or otherwise, in any patent, trademark, copyright or such other intellectual or intangible property so associated or connected (including without limitation URLs and domain names), without the prior written approval of Licensor;

(c)           in any way seek to avoid Licensee’s duties or obligations under this Agreement because of the assertion or allegation by any individual(s), entity or entities that any or all of the Playboy Properties are invalid or by reason of any contest concerning the rights of or claimed by Licensor; or

(d)           file or prosecute one or more trademark applications regarding Licensee’s use of the Playboy Properties, unless first requested to do so in writing by Licensor.  (Licensee will cooperate with Licensor in connection with any and all such filings in the Territory.)

(ii)           Licensee shall:

(a)           use the Playboy Properties as permitted under this Agreement in the Territory strictly in accordance with the legal requirements in the Territory.  At Licensor’s request, Licensee shall cooperate fully with Licensor in preparing and causing to be recorded in the Territory registered user agreements and all other documents or filings which may be necessary or desirable to evidence, protect and implement the rights of or claimed by Licensor pursuant to this Agreement.  In the event of any ambiguities between any registered user agreement or other similar document or filing and this Agreement, the terms and conditions of this Agreement shall govern and control.  Upon expiration or termination of this Agreement for any reason whatsoever, Licensee shall execute and file any and all documents, as required and directed by Licensor, terminating any and all registered user agreements or other filings.  Licensee hereby authorizes and empowers Licensor to terminate all registered user agreements in the event of expiration or termination of this Agreement on Licensee’s behalf and in Licensee’s name;

(b)           affix or imprint irremovably and legibly on each of the Products and on or within all of the Materials such Playboy Properties, trademark notices, copyright notices, legends and Licensor’s Hologram as Licensor directs;

(c)           manufacture, sell, distribute or otherwise deal with the Materials solely in connection with the Products (except for any or all of the Materials which do not bear one or more of the Playboy Properties or otherwise are not associated with any or all of the Products by virtue of, but not limited to, such things as design, color or content); and

(d)           not cause or grant permission to any third party or parties to acquire any copyright or other proprietary right in connection with any word, device, design or symbol used by Licensee in connection with any of the Products or the Materials.

k.           Right to Subcontract, Licensee Financial Statements and Lists of Sources and Accounts:

(i)           Licensee may subcontract the manufacture of any or all component parts of any or all of the Products bearing the Playboy Properties pursuant to this Agreement, provided:  (x) Licensee notifies Licensor in advance of any intended supplier/subcontractor and obtains Licensor’s prior written approval of such supplier/subcontractor; (y) Licensee obtains from each such supplier/subcontractor an executed written agreement in the form attached hereto and made a part hereof as Exhibit C; and (z) furnishes a copy of each such executed agreement to Licensor. Licensee shall comply, and shall procure any supplier/subcontractor to comply, with the Code of Conduct set out in Exhibit D in connection with the manufacture, packaging, supply and distribution of Products.

(ii)           Licensee may subcontract with a third-party distributor for the distribution of the Products in the Territory pursuant to this Agreement, provided:  (x) Licensee notifies Licensor in advance of any intended third-party distributor and obtains Licensor’s prior written approval of any such third-party distributor; (y) Licensee obtains from each Licensor-approved third-party distributor an executed written agreement (the “Distributor Contract”) attached hereto and made a part hereof as Exhibit E; and (z) Licensee furnishes a copy of each Distributor Contract to Licensor.  For purposes of this Paragraph 2.k.(ii), third-party distributors shall not include any distribution entity which is wholly-owned or controlled by Licensee.  However, nothing contained in this Paragraph 2.k.(ii) shall be construed to relieve Licensee of its obligation and responsibility to ensure that its distributors, whether third-party or wholly or partially owned, perform their duties in accordance with the terms and conditions of this Agreement and the Distributor Contract, including, but not limited to approved distribution channels and Territory restrictions.  Licensee shall be responsible to Licensor for any violations by its distributors, whether third-party or affiliated, of the terms and conditions of this Agreement (which responsibility shall be included as part of Licensee’s obligations under Paragraph 2.n.(i) hereof) or the Distributor Contract.

In the event of any such violation, Licensor shall have the right, but not the obligation, to require Licensee to:  (i) immediately terminate, upon receipt of written notice from Licensor, the Distributor Contract with such distributor; and (ii) immediately and permanently cease supplying any or all of the Products to such distributor.  In the event Licensee fails to terminate the Distributor Contract with such distributor immediately upon Licensee’s receipt of Licensor’s notice or fails to cease supplying any or all of the Products to such distributor, Licensor shall have the option, but not the obligation to terminate the License and this Agreement, immediately upon receipt by Licensee of written notice, by deeming any such failure to be an incurable default by Licensee under this Agreement.  In addition, Licensee shall be responsible for obtaining from each of its distributors, whether third-party or affiliated, a complete listing of each such distributor’s inventory of the Products on hand at the time of termination or expiration of this Agreement and upon the expiration or termination of the “Sell-Off Period” (if any) and supplying a copy to Licensor of such inventory listing within the time frames set forth in Paragraph 8.d. hereof.

(iii)           With the Statement submitted at the end of each License Year pursuant to Paragraph 2.e.(i) hereof and at any other time so requested by Licensor during the Term and the Sell-Off Period, Licensee shall provide Licensor with:  (a) copies of Licensee’s most recent audited financial statements (including without limitation footnotes) and annual reports, 10-K’s, balance sheets or other similar documents that indicate Licensee’s financial status; and (b) an updated list of the names and addresses of all manufacturing sources, subcontractors, distributors, suppliers, dealers, wholesalers, retailers, accounts and others which have been engaged in the design, manufacture, advertising, promotion, sale, distribution or other dealings with any or all of the Products and the Materials during the Term and the Sell-Off Period or either thereof.  Such list shall, if so requested by Licensor, contain the full specification of all designs or trademarks that may be involved, directly or indirectly, in the manufacture, production or distribution of any or all of the Products and the Materials.

l.           Inventory and Holograms:

(i)           Insofar as reasonable, Licensee shall at all times during the Term be able to fulfill all orders for the Products promptly and yet not have an excessive inventory on hand at the time of the expiration or termination of the License.  Within forty-five (45) days after each License Year or within ten (10) days of receipt of a request from Licensor, Licensee will furnish Licensor with a complete and accurate statement (the “Inventory Statement”) signed by the Chief Financial Officer of Licensee, setting forth in detail the quantities and description of each of the Products in work in process and finished goods inventories of the Products and the locations thereof.

(ii)           All Products shall have affixed to the label, hang tag, packaging, or elsewhere on the Products, as approved by Licensor, Licensor’s official hologram (“Hologram”).  Licensee shall purchase Holograms from Licensor’s official Hologram supplier (“Hologram Supplier”) (which Licensor may change from time to time in its sole discretion and upon written notice to Licensee) through completed purchase orders (“Purchase Orders”) which shall be sent to Licensor with a report (hereinafter referred to as the “Hologram Report”) identifying (a) the quantity of Holograms used on Products sold by Licensee or otherwise distributed (with an explanation of where such Products were sold or distributed) since the prior submission of a Purchase Order; (b) the quantity of Holograms on Products on hand and intended for placement on Products in process; and (c) the requested quantity of Holograms.  Licensor (itself or through the Hologram Supplier) may withhold approval of Purchase Orders if Licensee fails to provide the Hologram Report.  Licensor (itself or through the Hologram Supplier) may reject

Licensee’s Purchase Orders, if, in Licensor's sole and absolute discretion, the Hologram request is excessive or otherwise inconsistent with (i) the sales information in Licensee's Statements; (ii) royalty payment history; (iii) submissions for Products approvals; or (iv) Inventory Statements.  Licensee shall pay for all Hologram costs and expenses, including without limitation shipping and handling costs, required by Licensor’s Hologram Supplier.  If Licensee, directly or indirectly, ships, sells or otherwise distributes Products without Licensor’s approved hang tags and Holograms, Licensee shall be in default of this Agreement.  Licensee agrees that any and all such Products may, at Licensor’s sole and absolute discretion, be treated as unapproved and/or counterfeit merchandise and may be seized, confiscated, and/or destroyed.  Within ten (10) days of receipt of a request from Licensor, Licensee will furnish to Licensor or its designee a report in a format acceptable to Licensor identifying (a) the quantity of Holograms used on Products sold by Licensee or otherwise distributed (with an explanation of where such Products were sold or distributed); and (b) the quantity of Holograms on Products on hand and intended for placement on Products in process.  If Licensor determines that a significant discrepancy (i.e., larger than two percent (2%) of Licensee’s then-current inventory of holograms) exists between (i) the total quantity of Holograms used on Products sold, Products on hand, and Products in process; and (ii) the quantity of Holograms sent to Licensee, such discrepancy shall be an incurable default under the terms and conditions of this Agreement.

(iii)           Licensee shall at all times during the Term and the Sell-Off Period be responsible for the safekeeping, protecting, and tracking of the inventory of Licensor’s Holograms, including any actions or inactions taken by Licensee's manufacturing sources, subcontractors, distributors, suppliers, dealers, and/or wholesalers regarding the Holograms.  If any Holograms sent to or for Licensee are misplaced, lost, stolen, or misused, in any manner whatsoever (including use on unapproved, non-conforming or unacceptable Products or Materials pursuant to Paragraph 2.i. hereof), Licensee shall be in default of this Agreement.  Licensee shall be responsible for and shall pay Licensor for any and all reasonable and necessary expenses incurred by Licensor to recover such Holograms, including without limitation, legal fees and costs, investigative fees and costs, and/or expenses to purchase unapproved Products bearing such Holograms to have the Products removed from commerce, or to otherwise protect Licensor’s rights.

m.           Playboy Properties and Non-Competitive Brands:

(i)           During and after the Term, Licensee shall not use, cause or authorize to be used any word, device, design, slogan or symbol confusingly similar, in whole or in part, to any or all of the Playboy Properties, or any permutation of the Playboy Properties.  During the Term and the Sell-Off Period, any or all of the following shall not be used on or in connection with the Products or the Materials without Licensor’s prior written consent:  (a) portions or permutations of any or all of the Playboy Properties; (b) secondary marks; or (c) new words, devices, designs, slogans or symbols.  Upon such authorization by Licensor and use by Licensee, any use by Licensee of a portion, permutation, secondary mark, word, device, design, slogan and/or symbol shall inure to the benefit of the Licensor, shall be the property of Licensor and shall be included as one of the Playboy Properties subject to this Agreement.  Should Licensee create or develop any advertising, promotion, packaging or trade dress unique to the Products, all such advertising, promotion, packaging or trade dress shall be the property of Licensor and shall not be used by Licensee on or in connection with any other product or merchandise during and after the Term.  No later than ten (10) days after expiration or termination of this Agreement or at any other time Licensor so requests, Licensee will assign to Licensor, without charge, all of Licensee’s right, title and interest (including without limitation all goodwill associated therewith and all copyrights) in and to such advertising, promotion, packaging or trade dress and shall cooperate fully with Licensor in preparing and recording whatever documentation may be necessary or desirable or requested by Licensor to effect such assignment.

(ii)           Without Licensor’s prior written consent, Licensee shall not design, manufacture, advertise, promote, distribute, sell or deal with in any way in the Territory any product or material that is or are in Licensor’s reasonable judgment competitive with or confusingly similar to any or all of the Products and the Materials.

(iii)           Licensee shall not use color combinations, designs, styles, logo treatments, graphics or packaging unique to any or all of the Products on or in connection with any other product, and Licensee, without charge, will assign to Licensor ownership of all right, title and interest, including, but not limited to, all rights of copyright and trademark (including goodwill associated therewith), that Licensee has acquired or may acquire in such color combinations, designs or styles no later than ten (10) days after expiration or termination of this Agreement or at any other time Licensor so requests.

(iv)           Licensee hereby assigns, transfers and conveys to Licensor, to the maximum extent permitted by applicable law, all of Licensee’s right, title and interest, including, but not limited to, all rights of copyright, trademark (including goodwill associated therewith), trade secret and any other rights in and to all aspects of the Products created by Licensee under or in connection with this Agreement so that Licensor shall be the sole owner of all such rights therein.  Licensee shall, upon the reasonable request of Licensor, either during the Term or at any time thereafter, execute and deliver to Licensor whatever documentation Licensor may request to effect such assignment, transfer or conveyance.  Licensee shall not have any rights to use any of the elements uniquely developed by Licensee for the Products itself or in connection with any third party following expiration or termination of the Agreement.  In the event Licensee engages, employs or utilizes artists, designers or other third parties (collectively, the “Designers”) to develop Products and/or Materials, Licensee shall obtain a written assignment, and shall supply Licensor with a copy of each such assignment, from any Designer in favor of Licensor under which all of such Designer’s right, title and interest, including, but not limited to, all rights of copyright, trademark, and all rights in and to all aspects of the Products (including trade secret protection), in and to such Designer’s work product is transferred and conveyed to Licensor to the maximum extent permitted by applicable law so that Licensor will be the sole owner of all rights therein.

(v)           Licensee shall not during the Term of this Agreement enter into any retail business or business arrangement involving retail identified with or by the names or trademarks of any men’s lifestyle publications, products or services *****.  In the event Licensee commences any such dealing with any such publications, whether directly or indirectly, or in the event the publishers or any substantial holder of the interest in any such publication or in any men’s sophisticate publication ***** acquires or otherwise comes to hold any financial or equity interest in Licensee, Licensor shall have the right to terminate this Agreement as the result of an incurable default.

n.           Indemnification and Product Liability Insurance:

Licensee shall:

(i)           indemnify, defend and hold harmless Licensor, its subsidiaries and affiliates, their respective shareholders, licensees and franchisees and the agents, officers, directors and employees of each and Licensor’s Agent (hereinafter collectively referred to as “Indemnitees”) from all costs, claims, suits, losses, damages and expenses (including without limitation attorneys’ fees and litigation or other expenses) arising out of or in connection with:  (a) the design, manufacture, advertising, promotion, sale or distribution of or any other dealing whatsoever with the Products or Materials (including, but not limited to, any breach of Licensee’s obligations under Paragraph S.6. of the Schedule); (b) any alleged action or failure to act whatsoever by Licensee; (c) any alleged defect in any or all of the Products; (d) any alleged non-conformity to or non-compliance with any applicable law pertaining to the design, quality, safety, advertising, promotion or marketing of any or all of the Products and the Materials; or (e) any breach by Licensee of any of its representations, warranties or undertakings hereunder;

(ii)           obtain and maintain, at Licensee’s own expense, product liability insurance satisfactory to Licensor in the minimum amount of One Million U.S. Dollars (U.S.$1,000,000) of primary and umbrella coverage from one or more insurance companies, each with a Best’s rating of “A” (or better), and qualified to transact business in the Territory (each such insurance policy shall name each of the Indemnitees as additional insureds and/or loss payees as their interests may appear and by reason of the indemnity contained in Paragraph 2.n.(i) above and shall evidence the insurer’s agreement that such insurance shall not be amended, canceled, terminated or permitted to lapse without thirty (30) days’ prior written notice to Licensor), and provide Licensor with a certificate of such insurance upon execution of this Agreement by Licensee and on each anniversary date of the grant or issuance of each such policy during the Term and the Sell-Off Period evidencing that each such policy has not been altered with respect to the Indemnitees in any way whatsoever nor permitted to lapse for any reason, and evidencing the payment of premium of each such policy; and

(iii)           cause each such policy to be in full force and effect prior to the commencement of any design, manufacture, advertising, promotion, sale, distribution or dealing with any or all of the Products whatsoever.  Failure by Licensee to obtain the required insurance prior to such commencement or failure by Licensee to adequately maintain such insurance during the Term and the Sell-Off Period shall be an incurable default by Licensee under this Agreement.

o.           Marketing Spend, Marketing Fund Payment, Advertising Plans and Public Relations:

(i)           In addition to any other amounts or payments to be made by Licensee under this Agreement, and not to be credited to or offset against any Guaranteed Royalties or Earned Royalties payable hereunder, Licensee agrees to expend within each License Year for advertising and promoting the Products in media directed to the consumer (including without limitation point-of-sale materials, newspapers, magazines, outdoor street-side billboards, television and radio, but specifically excluding all marketing trade shows and trade promotions, and travel and expenditure costs associated with trade shows and/or trade promotions, and all fixtures and displays, except those specifically provided by Licensor) not less than the Marketing Spend.  If the Statement for the last calendar month of a License Year shows that such amount has not been spent as set forth herein, the difference between the amount actually spent and the amount required to be spent must be remitted to Licensor along with such Statement for use in Licensor’s advertising and promotion pool.  Licensee will meet with Licensor or Licensor’s Agent periodically, but not less than two (2) times per calendar year, to discuss, plan and review Licensee’s Marketing Spend in full detail.

(ii)           On or before the first day of each License Year, Licensee will remit to Licensor for use in Licensor’s marketing and promotion pool the minimum amount of the Marketing Fund Payment for that License Year, which is the amount equal to ***** percent (*****%) of the Minimum Net Sales for such License Year.  In the event that the Net Sales for such License Year exceeds the Minimum Net Sales for such License Year, Licensee will remit to Licensor, along with the submission of the Statement for the period during which such excess occurs the amount by which ***** percent (*****%) of Net Sales exceeds ***** percent (*****%) of Minimum Net Sales.

(iii)           Licensee must submit to Licensor, for Licensor’s approval, its advertising/promotional plan and marketing plan in the format provided by Licensor for the Products for each ensuing calendar year.  Such plans must be submitted not later than September 15th of each calendar year.  In the event Licensor, in its reasonable discretion, does not approve of any such plan, Licensee must submit a revised plan or plans to Licensor, for its approval, within not more than fifteen (15) days following Licensee’s receipt of Licensor’s notice of disapproval and Licensee must incorporate revisions into the plan or plans that address Licensor’s concerns or reasons for disapproval.

(iv)           Within ten (10) days following the end of each calendar month during the Term, Licensee will submit to Licensor, a list of all upcoming public relations efforts regarding the Products (the “PR”), which may include, but will not be limited to, interviews, press releases and press events.  In the event Licensee wishes to sanction or schedule any PR after the submission to Licensor of such monthly list, Licensee will immediately notify Licensor of such additional PR.  Licensee must obtain Licensor’s prior written approval prior to any PR effort taking place.  In the event any PR consists of interviews, all talking points for same must be approved in advance in writing by Licensor.  In the event Licensor, in its sole discretion, wishes to participate in any PR Licensor will so notify Licensee.  In the event Licensor fails to provide its approval or disapproval of any or all things submitted to Licensor pursuant to this Paragraph 2.o.(iv) within fourteen (14) days of Licensor’s receipt thereof, Licensor shall be deemed to have disapproved of such things.  In the event Licensor disapproves any PR, Licensee will cancel such disapproved PR.  Failure by Licensee to cancel any disapproved PR or engaging in any PR that has not been submitted to Licensor in advance for approval shall be an incurable default by Licensee under this Agreement.

p.           Licensor shall commence the procedures for the registration and recordal of this Agreement with the Trademark Office of the Peoples Republic of China within not more than three (3) months following the Commencement Date and Licensee will assist Licensor with such registration and recordal as requested by Licensor.

3.           ADDITIONAL COVENANTS OF THE PARTIES.

a.           Reservation of Rights:  All rights not expressly and specifically granted herein to Licensee are reserved by Licensor.

b.           Certain Sales:

(i)           In the event Licensor during the Term chooses to exercise some or all of Licensor’s rights pursuant to Paragraph 1.a.(ii) hereof, Licensee, if requested to do so by Licensor, will sell to Licensor and its licensee(s) or either thereof any or all of the Products at the best prices and terms given to other customers of the Products ordering substantially the same quantities of similar merchandise from Licensee.

(ii)           In the event of any such sale of the Products by Licensee to Licensor, Licensee shall ship or deliver such Products either directly to Licensor or, as Licensor may direct, to any other individual(s), entity or entities.  Any or all such sales of the Products by Licensee to Licensor shall be at the prices described in Paragraph 3.b.(i) above.  Licensee will not be obligated to include such sale(s) in the computation of Net Sales.  Licensee shall bill Licensor and its licensee(s) or either thereof in accordance with Licensee’s normal billing procedures for all such Products shipped or delivered.

4.           TITLE AND PROTECTION.

a.           Indemnification by Licensor:  Licensor represents and warrants that:  (i) it is the owner of the Trademarks; (ii) it has all necessary rights to the Images for the purposes set forth in this Agreement; (iii) the Trademarks are valid in the Territory; and (iv) the Trademarks are, to the best of Licensor’s knowledge, free from any claim by any third party that would unreasonably interfere with the rights granted to Licensee under this Agreement.  Licensor shall indemnify, defend and hold harmless Licensee, its subsidiaries and affiliates, their respective shareholders and the agents, officers, directors and employees of each against and from all claims or suits (provided prompt notice of each such claim or suit which comes to the attention of Licensee is given to Licensor by Licensee) arising solely and directly out of the authorized use of the Playboy Properties on or in connection with the Products by Licensee in the Territory, but in no event shall such indemnification include incidental or consequential damages, including, but not limited to compensation or reimbursement for loss of prospective profits, anticipated sales or other losses occasioned by termination of this Agreement or any other reason(s).  Licensor shall have the option to settle or to undertake and conduct the defense of any such claim or suit, but Licensee shall, upon receipt of notice from Licensor and pursuant to Licensor’s instructions, handle, undertake and conduct the defense of any such claim or suit at Licensor’s expense.  If Licensor does not provide such notice to Licensee, Licensee may, through counsel of Licensee’s own choice and at its own expense, participate in any such claim or suit, but in such event Licensor shall have sole and exclusive control over such defense, and Licensor’s decisions with respect thereto shall govern and control.  Licensee expressly covenants that no discussions by Licensee whatsoever with claimant or litigant, no compromise or settlement by Licensee of any claim or suit and no negotiations by Licensee with respect to any compromise or settlement shall be had, made or entered into without the prior written approval of Licensor.

b.           Enforcement:  Licensee shall promptly notify Licensor in writing of each actual, suspected or apparent infringement or imitation of the Playboy Properties or the Materials that comes to the attention of Licensee.  Licensor shall take such action in regard to such infringement or imitation as Licensor, in its sole and absolute judgment, deems to be appropriate.  Licensor shall, in its sole and absolute discretion, decide whether to assert any claim or undertake or conduct any suit with respect to such infringement or imitation, but Licensee shall, upon receipt of notice from Licensor and pursuant to Licensor’s instructions, on behalf of Licensor, assert any such claim or handle, undertake and conduct any such suit at Licensor’s expense in the name of Licensor or Licensee or in both names as Licensor may direct.  Licensee expressly covenants that no discussions whatsoever with the infringing or imitating party or parties, no compromise or settlement of any such claim or suit and no negotiations with respect to any compromise or settlement of any such claim or suit shall be had, made or entered into without the prior written approval of Licensor.  Licensee may share in as much as fifty percent (50%) of any damage recovery or settlement obtained by Licensor or on Licensor’s behalf by Licensee as a result of any such claim or suit only if Licensee notified Licensor upon the initiation of such claim or suit that Licensee desires to participate financially in such claim or suit by contributing to the payment of the costs and expenses thereof and only in an amount that shall bear the same ratio to the damage recovery or settlement as the amount of Licensee’s financial participation permitted by Licensor bears to the total costs and expenses incurred in obtaining such damage recovery or settlement.  In no event shall Licensor be responsible to Licensee for consequential or incidental damages that result from any such infringement or imitation.  Under no circumstances may Licensee enforce Licensor’s rights to the Playboy Properties without Licensor’s prior written approval and in no event may Licensee take any action on account of any such infringements without Licensor’s prior written approval.

5.           RELATIONSHIP BETWEEN THE PARTIES.

a.           No Joint Venture:  Nothing herein contained shall be construed to place the parties hereto in the relationship of partners or joint venturers, and Licensee shall have no power to obligate or bind Licensor or its subsidiaries or affiliates in any manner whatsoever.  Licensor will have no fiduciary duty or fiduciary obligation to Licensee under this Agreement.

b.           Assignment:

(i)           Licensor, in entering into this Agreement, is relying entirely upon Licensee’s skills, reputation and personnel, including without limitation its officers, managers, directors and shareholders.  This Agreement and all rights, duties and obligations hereunder are personal to Licensee and shall not, without the prior written consent of Licensor (which may be given or withheld in the sole discretion of Licensor), be assigned, delegated, sold, transferred, leased, mortgaged or otherwise encumbered by Licensee or by operation of law.  Any attempt to do so without such consent shall be void and shall constitute an incurable default under this Agreement.  If Licensor in its sole discretion believes that any change in any or all of the officers, managers, directors and shareholders of Licensee has, will or could materially interfere with or materially and adversely affect Licensee’s performance hereunder or the relationship between the parties hereto, Licensor may deem such change to be an incurable default under this Agreement and shall so notify Licensee and Licensee shall take whatever steps or actions are necessary to remedy Licensor’s concerns; failing which Licensor shall have the right to terminate this Agreement.  The consent of Licensor to any such assignment, delegation, sale, transfer, lease, mortgage, other encumbrance or change shall not be deemed to be consent to any subsequent assignment, delegation, sale, transfer, lease, mortgage, other encumbrance or change.

(ii)           Licensor may assign this Agreement or assign or delegate any or all of its rights, duties and obligations under this Agreement to any of its parents, subsidiaries or affiliates or to any individual or entity.

6.           SUBLICENSING.   Licensee may not, without the prior written approval of Licensor, whose discretion shall be final and absolute, enter into any sublicense agreement or grant any sublicense for any or all of the rights or obligations of Licensee under this Agreement. If Licensor grants consent for any sublicense, such consent shall be restricted to the sublicense at issue and shall not be deemed to be a consent to any subsequent sublicense. Any commercialization of the rights granted herein between Licensee and a third party, other than approved third party sub-contracted manufacturers (valid only with a signed agreement as set forth on Exhibit C herein) or approved third-party distributors (valid only with a signed agreement as set forth on Exhibit D), shall be considered an invalid sublicense agreement hereunder and will constitute a material breach of this Agreement for which Licensor can immediately terminate this Agreement as the result of an incurable default hereunder.  Under no circumstances, may a manufacturer or any of its affiliates also be a distributor, wholesaler or retailer of the Products and vice versa.

7.           DEFAULTS AND RIGHTS OF TERMINATION.

a.           Defaults and Right to Cure:

(i)           Except as otherwise provided in this Agreement, if Licensee fails to make any timely payments under the terms of this Agreement or fails to submit to Licensor the Letter of Credit within the time frame set forth in Paragraph 2.d.(v) above, Licensor shall have the right and option, but not the duty, to terminate the License and this Agreement upon not less than ten (10) days’ prior written notice, but no neglect or failure to serve such notice shall be deemed to be a waiver of any such violation or default.  Such termination shall become effective unless such violation or default described in such notice shall be completely remedied to the satisfaction of Licensor within such ten (10) day period.

(ii)           Except as otherwise provided in this Agreement and, specifically, Paragraph 7.a.(i) above, if Licensee shall violate any of the terms or conditions hereof or default on any of its duties, obligations or warranties hereunder, Licensor shall have the right and option, but not the duty, to terminate the License and this Agreement upon not less than thirty (30) days’ prior written notice, but no neglect or failure to serve such notice shall be deemed to be a waiver of any such violation or default.  Such termination shall become effective unless such violation or default described in such notice shall be completely remedied to the satisfaction of Licensor within such thirty (30) day period.  Upon such termination, Licensee shall immediately pay all amounts owed under this Agreement.

(iii)           Notwithstanding the provisions of Paragraphs 7.a.(i) and 7.a.(ii) above, if such violation or default:  (a) is of a kind that a remedy or cure cannot effectively restore the prior circumstances; or (b) is described in this Agreement as an incurable default, then the License and this Agreement shall terminate upon receipt by Licensee of written notice thereof without any period of remedy or cure whatsoever.  The termination of the License and this Agreement shall be without prejudice to any rights that Licensor otherwise has against Licensee under this Agreement or under law.

b.           Bankruptcy or Assignment for Creditors, Business Discontinuance:  If:  (i) Licensee files a petition in bankruptcy or is adjudicated a bankrupt; (ii) an involuntary petition in bankruptcy is filed against Licensee, which petition is not dismissed within ninety (90) days of the date of such filing; (iii) Licensee publicly acknowledges that it is insolvent; (iv) Licensee makes or agrees to make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; (iv) Licensee discontinues business; or (v) a receiver is appointed for Licensee and such order appointing the receiver is not vacated or modified to terminate the receivership within ninety (90) days of such appointment or order, the License and this Agreement shall automatically terminate without the necessity of any notice whatsoever.  If the License and this Agreement are so terminated, any and all of Licensee and its receivers, representatives, trustees, agents, administrators, successors and assigns shall have no right to sell or in any way deal with any of the Playboy Properties, Products or the Materials, except with the special prior written consent and under the instructions of Licensor that it or they shall be obligated to follow.

c.           Loss of Trademark Rights:  If Licensee’s right to use any or all of the Trademarks is adjudged illegal, invalid or restricted and either (i) such adjudication has become final and non-appealable; (ii) Licensor in its sole discretion chooses not to appeal therefrom; or (iii) if a settlement agreement is entered into by Licensor that prohibits or restricts Licensor’s or Licensee’s right(s) to use the Trademarks, the License and this Agreement shall automatically terminate without the necessity of any notice whatsoever as of the date (x) such adjudication becomes final and non-appealable; (y) Licensor makes such choice; or (z) of the execution and delivery of such settlement agreement.  Notwithstanding anything to the contrary in this Agreement, Licensee shall have no claim of any nature against Licensor for the loss of any or all rights to use the Trademarks provided that Licensor is in compliance with the terms and conditions of this Agreement.

d.           Qualified Auditor’s Report:  If Licensee receives a qualified opinion from its independent auditor regarding Licensee’s financial statements or an opinion stating that the Licensee’s financial situation raises substantial doubt about Licensee’s ability to continue as a going concern (or the equivalent of such an opinion), and Licensee cannot get the qualified or other opinion reversed or vacated within not more than three (3) months following the date of such qualified or other opinion, the License and this Agreement shall automatically terminate without the necessity of any notice whatsoever.

e.           Cross-Default:  In addition to, and without derogating from any other rights Licensor may have hereunder or under any other agreement between Licensor and Licensee, or otherwise, any breach or default by Licensee (or its successors or assigns) of any other agreement (collectively, the “Other Agreements”), between Licensor (or any affiliate or assignee of Licensor) and Licensee (or its successors or assigns) may also be deemed by Licensor to be a breach or default by Licensee under this Agreement, and any breach or default by Licensee (or its successors or assigns) under this Agreement may also be deemed to be a breach or default by Licensee (or its successors or assigns) of any or all Other Agreements, and Licensor (or the applicable affiliate or assignee of Licensor) shall be entitled to exercise any and all of its rights and remedies under the applicable agreements with respect thereto as if such breach or default occurred under such agreements.

8.           EXPIRATION OR TERMINATION.

a.           Effect of Expiration or Termination:  Upon and after the expiration or termination of the License and this Agreement, all rights granted to Licensee under this Agreement shall immediately revert to Licensor.  Licensee will refrain from any further use of the Playboy Properties or any further reference to anything similar to the Playboy Properties (including, but not limited to, words, devices, designs and symbols) or in any way associated with any or all of the Products, Licensor and its subsidiaries or affiliates, except with the prior written consent of Licensor or as expressly provided in Paragraph 8.c. hereof.

b.           Reserved Rights:  The expiration or termination of the License and this

Agreement shall not:  (i) relieve Licensor or Licensee, respectively, of any obligations incurred prior or subsequent to such expiration or termination; or (ii) impair or prejudice any of the rights of Licensor or Licensee, respectively, accruing prior or subsequent thereto as provided in this Agreement.  Upon termination of the License and this Agreement pursuant to Paragraph 7.c. hereof, Guaranteed Royalties for the then current License Year shall be prorated based on the ratio that the number of days in such License Year prior to termination bears to the number of days in the License Year had the License and this Agreement not been terminated.  Earned Royalties due for such License Year shall be the excess of Earned Royalties over such prorated Guaranteed Royalties.  Any overpayment or underpayment of Guaranteed Royalties or Earned Royalties based on such proration shall be immediately adjusted by the parties hereto.

c.           Continued Sales After Expiration or Termination:  Provided that Licensee is not in arrears in the payment of any amounts due to Licensor and that Licensee is in compliance with all of the terms and conditions of this Agreement, then upon the expiration of the License and this Agreement, or if this Agreement is terminated pursuant to any paragraph of this Agreement prior to the Expiration Date and then only upon Licensor’s prior written approval (which may be withheld at Licensor’s discretion), and except as provided in Paragraph 8.d. hereof, Licensee may, during the Sell-Off Period, sell through Licensee’s existing, recognized network of distributors or accounts all of the Products that have been approved by Licensor and that are in process or on hand on the Expiration Date or at the time such notice of termination together with Licensor’s approval of such Sell-Off Period is received.  In such event, Licensee shall pay Earned Royalties and furnish Statements with respect to the Sell-Off Period in accordance with the terms and conditions of this Agreement as though the License and this Agreement were still in effect.  It is expressly understood and agreed by Licensee that the Sell-Off Period shall be:  (i) non-exclusive; and (ii) considered a separate accounting period for the purpose of computing Earned Royalties due to Licensor for sales during such period.  Sales during the Sell-Off Period shall not be applied against any Guaranteed Royalties due or payable prior to the Sell-Off Period.

d.           Inventory After Expiration or Termination:

(i)           Licensee shall furnish to Licensor an Inventory Statement:

(a)           not more than thirty (30) days after the expiration of this Agreement;

(b)           not more than thirty (30) days after the expiration of the Sell-Off Period (if any); and

(c)           not more than ten (10) days after:  (i) receipt by Licensee of notice of termination of this Agreement or the Sell-Off Period (if any); or (ii) the happening of any event that terminates the License and this Agreement where no such notice is required.

(ii)           Not more than ten (10) days after the expiration or termination of this Agreement or the Sell-Off Period (if any), Licensee must supply Licensor with a certificate of destruction for all Materials, including, but not limited to, Holograms, labels, hang tags, buttons, boxes, zippers, decals, advertising material and equipment capable of recreating the Playboy Properties, including, but not limited to:  molds, tools, dies and printing screens.

(iii)           Upon the expiration or termination (for any reason) of this Agreement during the Term or the Sell-Off Period (if any), Licensor reserves the right to purchase all remaining inventory at Licensee’s direct variable manufacturing cost, however, if Licensor chooses not to purchase such inventory, it shall be promptly destroyed by Licensee unless otherwise agreed between Licensee and Licensor.  Licensor shall inform Licensee of its decision within fifteen (15) days after Licensor’s receipt of the Inventory Statement from Licensee.

(iv)           Should Licensor choose not to purchase Licensee’s inventory as provided under Paragraph 8.d.(iii) above, Licensee, within ten (10) days after Licensor’s notice, shall provide Licensor with a certificate of destruction for all inventory of the Product on hand or in process.

(v)           Licensor and its agents shall have the right to conduct physical inspections of any and all locations where the Products may be designed, manufactured and/or held to ascertain Licensee’s compliance with this Paragraph 8.d. and, in order to enable Licensor to conduct such inspections, Licensee will provide to Licensor within not more than ten (10) days of the date of Licensor’s written request a listing of the places and addresses at which the Products are designed, manufactured and/or held.  Any refusal by Licensee to submit to such inspection shall forfeit Licensee’s right to a Sell-Off Period, and Licensor shall retain all other legal equitable rights it has in the circumstances, which rights are hereby specifically reserved.

(vi)           Licensee understands and acknowledges that it is essential for Licensor to have accurate, complete and timely information with regard to existing inventory of the Products and the inventory of the Products that is destroyed.  Failure to provide Licensor with timely and accurate Inventory Statements is a material default under the Agreement and, in such event, Licensor will have the right to revoke Licensee’s right to the Sell-Off Period.  Further, Licensee will, prior to any destruction of the Products pursuant to the provisions of Paragraphs 8.d.(ii) and 8.d.(iii) above, provide Licensor with the date, time and location of such destruction and allow Licensor or its nominee to witness such destruction if Licensor so wishes.  Licensee’s failure to submit to Licensor any Inventory Statement within the required time frames is a material violation of the provisions of the Agreement and Licensor hereby reserves its rights under the Agreement and under law.

e.           Equitable Relief and Legal Fees:

(i)           Subject to Paragraph 8.c. hereof, Licensee hereby acknowledges that its failure to cease the design, manufacture, advertising, promotion, sale or distribution of the Products and the Materials upon the expiration or termination of this Agreement will result in irreparable harm to Licensor and its business interests for which there is no adequate remedy at law.  Accordingly, in the event of such failure or in the event of any violation or default by Licensee under this Agreement (after giving effect to the provisions of Paragraph 7.a.(i) hereof), Licensor shall be entitled to equitable relief without the necessity of posting bond by way of any temporary and permanent injunctions and such other relief as any court of competent jurisdiction may deem just and proper.

(ii)           In the event either party hereto files any action against the other to enforce any of the provisions of this Agreement or to secure or protect such party’s rights under this Agreement, such party shall be entitled to recover, in any judgment in its favor entered therein, the attorneys’ fees and litigation expenses of such party, together with such court costs and damages as are provided by law.

f.           Termination Fee:  Notwithstanding anything to the contrary in this Agreement, if Licensor terminates this Agreement as a result of a default by Licensee or a default that is not cured by Licensee within the time frame set forth in Paragraph 7.a.(i) hereof, the payment of all Guaranteed Royalties payable through the Expiration Date will be accelerated and Licensee shall pay to Licensor as a termination fee no later than ten (10) days after the date of such termination all outstanding Guaranteed Royalties required to be paid during the Term of this Agreement in addition to all Earned Royalties due through the effective date of termination, and Licensor may immediately draw down on any outstanding Letter of Credit required under Paragraph 2.d.(v) hereof, which such drawing shall not preclude Licensor from seeking from Licensee any deficiency that remains after such drawing.

g.           Continuity of Sales:  If the License granted under this Agreement is exclusive, either in whole or in part, in order to enable Licensor to maintain continuity of sales of the Products upon expiration or termination of this Agreement, Licensor shall have the right, notwithstanding anything to the contrary contained in Paragraph 1.a. hereof, to authorize one or more individuals or entities to design and manufacture sell the Products in the Territory for four (4) months preceding the expiration of this Agreement or from the sooner of the time that notice is received by Licensee of termination of this Agreement or when this Agreement is terminated.  Such individual(s), entity or entities shall not, however, be authorized to advertise, promote, sell, ship or distribute to its or their customers any or all of the Products until after this Agreement has expired or has been terminated, but may ship the Products to such customers during the Sell-Off Period, if any.

9.           NOTICES.

a.           Effectiveness:  Unless otherwise expressly indicated in this Agreement, each notice, request, approval, consent, payment and Statement (hereinafter referred to as a “Submission”) specifically provided for in this Agreement shall be in writing and shall be considered effective or received the earliest of:  (i) five (5) days after the date when such Submission is mailed by certified or registered mail with postage prepaid to the party hereto at the address set forth below; (ii) two (2) business days after the date when such Submission is sent by overnight courier service addressed to such party at such address or the date indicated as received on the overnight courier service confirmation receipt, whichever is earlier; (iii) except for payments, when such Submission is sent by facsimile addressed to such party at such address and the sender thereof requests and receives written confirmation from such party that such Submission has been received and is legible; or (iv) when such Submission is actually received by such party at such address:

To Licensor:	Address:	680 North Lake Shore Drive
Chicago, IL 60611
	Attention:	Sarah Haney
c/o Veronica Reyes
	Facsimile:	312 988 9857
	Telephone:	312 373 2369

With a copy to:	Address:	680 North Lake Shore Drive
Chicago, IL 60611
	Attention:	General Counsel
	Facsimile:	312 266 2042
	Telephone:	312 751 8000

And to:	Address:	IMG
McCormack House
Hogarth Business Park
Burlington Lane
Chiswick London W4 2TH
	Attention:	Bruno Maglione
	Facsimile:	44 208 233 5301
	Telephone:	44 208 233 5300

To Licensee:	The address specified in Paragraph S.2. of the Schedule
	Attention:	Li Cai Xia 委托联络人：李彩霞
	Facsimile:	8621-63322599
	Telephone:	86-13795376578

b.           Address Change:  Notwithstanding the provisions of Paragraph 9.a. hereof, each party hereto may give written notice to the other party of some other address to which Submissions shall be sent, in which event such Submissions to such party subsequently shall be sent to such address.

10.           CONFIDENTIAL INFORMATION.  Licensor shall from time to time during the Term of this Agreement, make available to Licensee materials, including, but not limited to, style guides and licensing manuals, and other information, all of which is non-public, confidential or proprietary to Licensor.  Such materials, information and the terms and conditions of the License and this Agreement, which is confidential between Licensee and Licensor, will be collectively referred to herein as the “Proprietary Material.”  Licensee shall not disclose the Proprietary Material to third-parties or use the Proprietary Material for any purpose other than in connection with its duties and obligations as set forth in this Agreement.  Licensee will ensure that the Proprietary Material will be kept confidential by Licensee and its directors, officers, employees, agents, distributors, designers and supplier/subcontractors (collectively “Representatives”), and that all such Representatives shall be made aware of the confidential nature of the Proprietary Material.  In the event Licensee is requested or required (by oral question, interrogatories, subpoena, civil investigative demand or similar process) to disclose any of the Proprietary Material, Licensee will promptly notify Licensor of such request or requirement and cooperate with Licensor so that Licensor may seek an appropriate protective order or otherwise seek appropriate protection of the Proprietary Material.  In the event that such protection is not obtained or that Licensor waives compliance, Licensee shall furnish only that portion of the Proprietary Material which Licensee is advised by written opinion of counsel is legally required to be furnished.  Immediately upon the expiration or termination of this Agreement, or within ten (10) days from the date of the Licensor’s prior written request, Licensee will return to Licensor, or destroy at Licensor’s request, all Proprietary Material and all copies of the Proprietary Material produced by Licensee or its Representatives or any notes, analysis or other materials prepared or produced by Licensee or its Representatives.

Anything in this Agreement to the contrary notwithstanding, unless mandated by law or a governmental agency, Licensee will keep all terms and conditions of this Agreement confidential both during and after the Term of the Agreement.

11.           SEVERABILITY.  Each provision of this Agreement shall be severable.  If, for any reason, any provision herein is finally determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such determination shall not impair the operation or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and bind the parties hereto.  Each invalid provision shall be curtailed only to the extent necessary to bring it within the requirements of such law or regulation.

12.           CONSENTS AND APPROVALS.  If Licensor fails or refuses to grant to Licensee any request, consent or approval, Licensor may, but shall not be required to, give the reason therefore, but Licensor shall not be liable for any events or circumstances that arise as a result of such failure or refusal.

13.           APPLICABLE LAW.  This Agreement shall be governed by and interpreted under the laws of the State of Illinois without regard to its conflicts of laws provisions.  Licensee hereby submits to personal jurisdiction in Cook County, Illinois or any other court of competent jurisdiction chosen by Licensor.  The parties hereto agree that any and all disputes arising out of or relating in any way to this Agreement shall be litigated only in courts sitting in Cook County, Illinois or any other court of competent jurisdiction chosen by Licensor.

14.           NO BROKER.  Licensee warrants and represents that Licensee used no broker in connection with the execution and delivery of this Agreement.

15.           CONSTRUCTION.  The headings used herein are for convenience only and shall not be deemed to define, limit or construe the contents of any provision of this Agreement.  The wording of this Agreement will be deemed to be the wording chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any such party.  Time is the essence of this Agreement.  The Recitals and the Exhibits attached hereto shall be deemed to be part of this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

16.           LIMITATION OF LIABILITY:  EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS SET FORTH IN PARAGRAPHS 2.N.(I) AND 4.A. ABOVE WITH RESPECT TO THIRD PARTIES, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, LOST REVENUE, OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

17.           SURVIVABILITY.  The expiration or termination of the License and this Agreement shall not affect those provisions hereof that are meant to survive such expiration or termination.

18.           RIGHTS CUMULATIVE.  The respective rights and remedies of the parties hereto, whether herein specified or otherwise, shall be cumulative, and the exercise of one or more of them shall not preclude the exercise of any or all other rights and remedies each such party has hereunder or by law.

19.           ENTIRE AGREEMENT.  This Agreement (with the Recitals, Schedule and Exhibits A through E) represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, pertaining to the subject matter hereof.  None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by the parties hereto.  There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement and Licensee acknowledges that in entering into this Agreement, it has not relied upon any representations, warranties or promises, whether oral or written, not expressly contained herein.  No custom or practice of the parties hereto at variance with the terms hereof shall constitute a waiver of Licensor’s right to demand exact compliance with any of the terms herein at any time.  The failure of either party hereto to enforce, or the delay by either party hereto in enforcing, any or all of its rights under this Agreement shall not be deemed as constituting a waiver or a modification thereof, and either party hereto may, within the time provided by applicable law, commence appropriate proceedings to enforce any or all of such rights.  Except as expressly provided in this Agreement, no individual or entity other than Licensee and Licensor shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

20.           SIGNING DEADLINE.  This Agreement will become null and void, and Licensor will have no further obligation to enter into this Agreement with Licensee if Licensee has not executed this Agreement and returned it to Licensor so that Licensor receives the executed Agreement by September 17, 2010.

IN WITNESS WHEREOF, the parties hereto, intending this Agreement to be effective as of the Commencement Date, have caused this Agreement to be executed by the duly authorized representative of each.

GLORY RABBIT INTERNATIONAL
INVESTMENT CO., LIMITED
锦兔国际投资有限公司
(LICENSEE)

By:	/s/ Wang Chengjin	By:	/s/ Howard Shapiro

Title:	Chairman	Title:	Executive Vice Pres.

Date:	2010.08.20	Date:	8-24-10

SHANGHAI GLORY RABBIT INVESTMENT COMPANY LIMITED
上海锦兔投资有限公司
(As Guarantor subject to the provisions of Paragraph 1.a.(i) of the Agreement)

By:	/s/ Wang Chengjin

Title:	Chairman

Date:	2010.08.20

Chop/Company Seal:

EXHIBIT A
ATTACHED TO AND MADE A PART OF
THE PRODUCT LICENSE AGREEMENT BETWEEN
PLAYBOY ENTERPRISES INTERNATIONAL, INC.
AND
GLORY RABBIT INTERNATIONAL INVESTMENT CO., LIMITED
锦兔国际投资有限公司
DATED AS OF THE COMMENCEMENT DATE

THE PLAYBOY PROPERTIES*

PLAYBOY

M PLAYBOY MANSION COLLECTION & Rabbit Head Design

PLAYBOY ESTABLISHED 1953 & Rabbit Head Design

PLAYBOY BUNNY & Rabbit Head Design

PLAYBOY JEANS

*	Any revisions to the above list and depictions will be granted only upon Licensor’s receipt of a fully-signed amendment to this Exhibit A.

EXHIBIT B
ATTACHED TO AND MADE A PART OF
THE PRODUCT LICENSE AGREEMENT BETWEEN
PLAYBOY ENTERPRISES INTERNATIONAL, INC.
AND
GLORY RABBIT INTERNATIONAL INVESTMENT CO., LIMITED
锦兔国际投资有限公司
DATED AS OF THE COMMENCEMENT DATE

TRADEMARK REGISTRATION AND APPLICATION NUMBERS

TRADEMARKS	CLASS	APPLICATION OR REGISTRATION NUMBER

PLAYBOY	14	Reg. No.	272935
	16	Reg. No.	272934
	18	Reg. No.	743057
	20	Reg. No.	3063158
	24	Reg. No. Reg. No.	644920 382729
	25	Reg. No.	727725
	34	Reg. No.	271776

Rabbit Head Design	14	Reg. No.	271791
	16	Reg. No.	271793
	18	Reg. No.	756057
	20	Reg. No.	3094698
	24	Reg. No. Reg. No.	271792 644921
	25	Reg. No.	807637
	34	Reg. No.	271780

HUA HUA GONGZI	14	Application Instructed
	16	Application Instructed
	18	Reg. No.	1926928
	20	Reg. No.	3063157
	24	App. No.	5277706
	25	Reg. No.	4082284
	34	Reg. No. App. No.	882803 7281740

EXHIBIT C
ATTACHED HERETO AND MADE A PART OF
THE PRODUCT LICENSE AGREEMENT BETWEEN
PLAYBOY ENTERPRISES INTERNATIONAL, INC.
AND
GLORY RABBIT INTERNATIONAL INVESTMENT CO. LIMITED
上海锦兔投资有限公司
DATED AS OF THE COMMENCEMENT DATE

SUPPLIER/SUBCONTRACTOR CONTRACT

1.
By execution of this Supplier/Subcontractor Contract (“Contract”), _______________ (“Supplier”) agrees and acknowledges that:  (i) all images and/or trademarks including, but not limited to PLAYBOY, (the “Playboy Properties”) applied at the request of Glory Rabbit International Investment Co., Limited (锦兔国际投资有限公司) (“Purchaser”) to merchandise covered by this Contract are properties of Playboy Enterprises International, Inc. (“Playboy”), and when used upon merchandise means that such merchandise is sponsored, approved, recommended or sold by Playboy or its licensees; (ii) Supplier will not sell, ship or otherwise dispose of any such merchandise except upon the order of Purchaser or Playboy; (iii) Supplier will never make, cause others to make or assist others in making, any claim whatsoever to any or all of the Playboy Properties or any trademark, image, designation, name, phrase, design or symbol similar thereto in connection with the manufacture, advertising, promotion, sale or distribution of merchandise; and (iv) Supplier will defend, indemnify and hold harmless Purchaser and Playboy and the distributors and dealers and the officers and employees of each of the foregoing against all liability whatsoever which may be incurred by them or any of them as a result of any alleged defects in material or workmanship in the merchandise covered by this Contract.

2.
Supplier agrees that no production or manufacture of any merchandise covered by this Contract will commence until this Contract has been signed, dated and returned by Supplier to Purchaser.  Supplier further agrees that it will not produce, cause to be produced or assist in the production of more units than are specified by Purchaser nor will Supplier produce, cause to be produced or assist in the production of any product or item not specifically requested by Purchaser using any or all of the Playboy Properties or any trademarks, images, designations, names, phrases, designs or symbols similar to any or all of the Playboy Properties during or at any time after the completion of merchandise requested by this Contract.

3.
Supplier will, upon request from Purchaser or Playboy, deliver to Purchaser or will destroy in the presence of Purchaser or its representative(s), all molds, designs or any other elements used in reproducing any or all of the Playboy Properties.

4.	Playboy is an intended third-party beneficiary of this Contract.

5.
This Contract, when attached to a purchase order, shall consist of the entire agreement between the parties and shall supersede any conflicting or contrary terms and conditions of any purchase order or other order form whether supplied by Purchaser or Supplier.

6.	This Contract may not be modified or terminated except in writing, and no claimed modification, termination or waiver shall be binding unless also signed by an authorized representative of Playboy.

7.
Supplier will comply with Playboy’s Code of Conduct (attached hereto and incorporated herein by reference) in connection with the manufacture, packaging, supply and distribution of any merchandise covered by this Contract

8.	VIOLATION OF THIS AGREEMENT BY SUPPLIER MAY RESULT IN PROSECUTION FOR TRADEMARK INFRINGEMENT, UNFAIR COMPETITION AND OTHER CAUSES OF ACTION AND THE IMPOSITION OF FINES AND/OR CRIMINAL PENALTIES.

SUPPLIER	PURCHASER

GLORY RABBIT INTERNATIONAL
(Name of Company - Please Print)	INVESTMENT CO., LIMITED
锦兔国际投资有限公司

By:	By:	/s/ Wang Chengjin

Title:	Title:	Chairman

Date:	Date:	2010.08.20

SUPPLIER INFORMATION	PLAYBOY

Name:	Name:	PLAYBOY ENTERPRISES
INTERNATIONAL, INC.

Address:	Address:	680 North Lake Shore Drive

Chicago, IL 60611

Contact:	Contact:	Sarah Haney
c/o Veronica Reyes

Telephone:	Telephone:	312 373 2369

Facsimile:	Facsimile:	312 988 9857

ATTACHMENT 1
ATTACHED TO AND MADE A PART OF THE
SUPPLIER/SUBCONTRACTOR AGREEMENT
BETWEEN
GLORY RABBIT INTERNATIONAL INVESTMENT CO., LIMITED
锦兔国际投资有限公司 AND
___________________________________
DATED AS OF ____________________

CODE OF CONDUCT

At a minimum, Playboy requires that all manufacturers of Playboy merchandise meet the following standards:

Child Labor
Manufacturers will not use child labor.  The term “child” refers to a person younger than 16 (or 14 where local law allows) or, if higher, the local legal minimum age for employment or the age for completing compulsory education.  Manufacturers employing young persons who do not fall within the definition of “children” will also comply with any laws and regulations applicable to such persons.

Involuntary Labor	Manufacturers will not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

Coercion and Harassment
Manufacturers will treat each employee with dignity and respect, and will not use corporal punishment, threats of violence or other forms of physical, sexual, psychological or verbal harassment or abuse.

Nondiscrimination
Manufacturers will not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

Association
Manufacturers will respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, in accordance with all applicable laws, without penalty or interference.

Health and Safety
Manufacturers will provide employees with a safe and healthy workplace in compliance with all applicable laws and regulations, ensuring at a minimum, reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation.

Manufacturers will also ensure that the same standards of health and safety are applied in any housing that they provide for employees.

Compensation
We expect manufacturers to recognize that wages are essential to meeting employees’ basic needs.  Manufacturers will, at a minimum, comply with all applicable wage and hour laws and regulations, including those relating to minimum wages, overtime, maximum hours, piece rates and other elements of compensation, and provide legally mandated benefits.  If local laws do not provide for overtime pay, manufacturers will pay at least regular wages for overtime work.  Except in extraordinary business circumstances, manufacturers will not require employees to work more than the lesser of (a) 48 hours per week and 12 hours overtime or (b) the limits on regular and overtime hours allowed by local law or, where local law does not limit the hours of work, the regular work week in such country plus 12 hours overtime.  In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every 7-day period.

Where local industry standards are higher than applicable legal requirements, we expect manufacturers to meet the higher standards.

Protection of the Environment	Manufacturers will comply with all applicable environmental laws and regulations.

Other Laws	Manufacturers will comply with all applicable laws and regulations, including those pertaining to the manufacture, pricing, sale and distribution of merchandise.

All references to “applicable laws and regulations” in this Code of Conduct include local and national codes, rules and regulations as well as applicable treaties and voluntary industry standards.

Subcontracting
Manufacturers will not use subcontractors for the manufacture of Playboy merchandise or components thereof without Playboy’s express written consent, and only after the subcontractor has entered into a written commitment with Playboy to comply with this Code of Conduct.

Monitoring and Compliance
Manufacturers will authorize Playboy and its designated agents (including third parties) to engage in monitoring activities to confirm compliance with this Code of Conduct, including unannounced on site inspections of manufacturing facilities and employer-provided housing; reviews of books and records relating to employment matters; and private interviews with employees.  Manufacturers will maintain on site all documentation that may be needed to demonstrate compliance with this Code of Conduct.

Publication
Manufacturers will take appropriate steps to ensure that the provisions of this Code of Conduct are communicated to employees, including the prominent posting of a copy of this Code of Conduct, in the local language and in a place readily accessible to employees, at all times.

EXHIBIT D
ATTACHED TO AND MADE A PART OF THE
PRODCUT LICENSE AGREEMENT BETWEEN
PLAYBOY ENTERPRISE INTERNATIONAL, INC.
AND
GLORY RABBIT INTERNATIONAL INVESTMENT CO., LIMITED
锦兔国际投资有限公司
DATED AS OF THE COMMENCEMENT DATE

CODE OF CONDUCT

At a minimum, Playboy requires that all manufacturers of Playboy merchandise meet the following standards:

Child Labor
Manufacturers will not use child labor.  The term “child” refers to a person younger than 16 (or 14 where local law allows) or, if higher, the local legal minimum age for employment or the age for completing compulsory education.  Manufacturers employing young persons who do not fall within the definition of “children” will also comply with any laws and regulations applicable to such persons.

Involuntary Labor	Manufacturers will not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

Coercion and Harassment
Manufacturers will treat each employee with dignity and respect, and will not use corporal punishment, threats of violence or other forms of physical, sexual, psychological or verbal harassment or abuse.

Nondiscrimination
Manufacturers will not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

Association
Manufacturers will respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, in accordance with all applicable laws, without penalty or interference.

Health and Safety
Manufacturers will provide employees with a safe and healthy workplace in compliance with all applicable laws and regulations, ensuring at a minimum, reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation.

Manufacturers will also ensure that the same standards of health and safety are applied in any housing that they provide for employees.

Compensation
We expect manufacturers to recognize that wages are essential to meeting employees’ basic needs.  Manufacturers will, at a minimum, comply with all applicable wage and hour laws and regulations, including those relating to minimum wages, overtime, maximum hours, piece rates and other elements of compensation, and provide legally mandated benefits.  If local laws do not provide for overtime pay, manufacturers will pay at least regular wages for overtime work.  Except in extraordinary business circumstances, manufacturers will not require employees to work more than the lesser of (a) 48 hours per week and 12 hours overtime or (b) the limits on regular and overtime hours allowed by local law or, where local law does not limit the hours of work, the regular work week in such country plus 12 hours overtime.  In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every

7-day period.

Where local industry standards are higher than applicable legal requirements, we expect manufacturers to meet the higher standards.

Protection of the Environment	Manufacturers will comply with all applicable environmental laws and regulations.

Other Laws	Manufacturers will comply with all applicable laws and regulations, including those pertaining to the manufacture, pricing, sale and distribution of merchandise.

All references to “applicable laws and regulations” in this Code of Conduct include local and national codes, rules and regulations as well as applicable treaties and voluntary industry standards.

Subcontracting
Manufacturers will not use subcontractors for the manufacture of Playboy merchandise or components thereof without Playboy’s express written consent, and only after the subcontractor has entered into a written commitment with Playboy to comply with this Code of Conduct.

Monitoring and Compliance
Manufacturers will authorize Playboy and its designated agents (including third parties) to engage in monitoring activities to confirm compliance with this Code of Conduct, including unannounced on site inspections of manufacturing facilities and employer-provided housing; reviews of books and records relating to employment matters; and private interviews with employees.  Manufacturers will maintain on site all documentation that may be needed to demonstrate compliance with this Code of Conduct.

Publication
Manufacturers will take appropriate steps to ensure that the provisions of this Code of Conduct are communicated to employees, including the prominent posting of a copy of this Code of Conduct, in the local language and in a place readily accessible to employees, at all times.

EXHIBIT E
ATTACHED HERETO AND MADE A PART OF
THE PRODUCT LICENSE AGREEMENT BETWEEN
PLAYBOY ENTERPRISES INTERNATIONAL, INC.
AND
GLORY RABBIT INTERNATIONAL INVESTMENT CO., LIMITED
锦兔国际投资有限公司
DATED AS OF THE COMMENCEMENT DATE

DISTRIBUTOR CONTRACT

1.
By execution of this Distributor Contract (“Contract”), _______________ (“Distributor”) agrees and acknowledges that:  (i) all trademarks and/or images including, but not limited to, PLAYBOY (the “Playboy Properties”) used on _______________ (the “Products”) distributed in China (the “Territory”) at the request of Glory Rabbit International Investment Co., Limited (锦兔国际投资有限公司) (“Playboy’s Licensee”) are trademarks of Playboy Enterprises International, Inc. (“Playboy”), and when used upon the Products means that such Products are sponsored, approved, recommended or sold by Playboy or its licensees; (ii) Distributor will not sell, ship or otherwise dispose of any Products except upon the order and within the specifications and guidelines of Playboy’s Licensee or Playboy; (iii) Distributor will never make, cause others to make or assist others in making, any claim whatsoever to any or all of the Trademarks or any trademark, designation, name, phrase, design or symbol similar thereto in connection with the manufacture, advertising, promotion, sale or distribution of merchandise; and (iv) Distributor will defend, indemnify and hold harmless Playboy’s Licensee and Playboy and the distributors and dealers and the officers and employees of each of the foregoing against all liability whatsoever which may be incurred by them or any of them as a result of Distributor’s distribution of the Products covered by this Contract.  In no event may Distributor advertise, sell or distribute the Products outside of the Territory.

2.
Distributor agrees that no distribution of the Products covered by this Contract will commence until this Contract has been signed, dated and returned by Distributor to Playboy’s Licensee.  Distributor further agrees that it will not distribute, cause to be distributed or assist in the distribution of the Products outside the Territory or other than as specified by Playboy’s Licensee nor will Distributor distribute, cause to be distributed or assist in the distribution of any product or item not specifically requested by Playboy’s Licensee which bears any or all of the Playboy Properties or any trademarks, images, designations, names, phrases, designs or symbols similar to any or all of the Trademarks during or at any time after the distribution of the Products requested by this Contract.

3.
Distributor will be responsible for ensuring all of its distributors (not retailers) for the Products adhere to and perform their duties in accordance with the terms and conditions of this Contract including adhering to the Territory restrictions.

4.
Distributor will maintain accurate records concerning the distribution of the Products and shall supply within ten (10) days of a request from Playboy or Playboy’s Licensee a statement detailing Distributor’s accounts for the Products.  Upon request from Playboy’s Licensee and/or Playboy, Playboy’s Licensee and/or Playboy shall also have the right at all reasonable hours to conduct an examination of Distributor’s books and records and shall have the right to make extracts therefrom in order to ensure Distributor’s compliance with this Contract.

5.	Playboy is an intended third-party beneficiary of this Contract.

6.
This Contract, when attached to a distribution order, shall consist of the entire agreement between the parties and shall supersede any conflicting or contrary terms and conditions of any distribution order or other order form whether supplied by Distributor or Playboy’s Licensee.

7.	This Contract may not be modified or terminated except in writing, and no claimed modification, termination or waiver shall be binding unless also signed by an authorized representative of

 Playboy.

8.
If Distributor violates any of the terms and conditions of this Contract, Playboy’s Licensee will have the right to immediately terminate this Contract upon written notice to Distributor.  In such event, Distributor must provide Playboy’s Licensee within ten (10) days of the date of such notice of termination with a statement setting forth the number of Products on hand and a listing of all of Distributor’s accounts for the Products.

9.
In the event the Product License Agreement between Playboy and Playboy’s Licensee dated as of the Commencement Date (the “Agreement”) expires or is terminated, this Distributor Contract shall immediately terminate upon the expiration or termination of the Agreement.

10.	VIOLATION OF THIS AGREEMENT BY DISTRIBUTOR MAY RESULT IN PROSECUTION FOR TRADEMARK INFRINGEMENT, UNFAIR COMPETITION AND OTHER CAUSES OF ACTION AND THE IMPOSITION OF FINES AND/OR CRIMINAL PENALTIES.

DISTRIBUTOR	PLAYBOY'S LICENSEE

GLORY RABBIT INTERNATIONAL
(Name of Company - Please Print)	INVESTMENT CO., LIMITED
锦兔国际投资有限公司

By:	By:	/s/ Wang Chengjin

Title:	Title:	Chairman

Date:	Date:	2010.08.20

SUPPLIER INFORMATION	PLAYBOY

Name:	Name:	PLAYBOY ENTERPRISES
INTERNATIONAL, INC.

Address:	Address:	680 North Lake Shore Drive

Chicago, IL 60611

Contact:	Contact:	Sarah Haney
c/o Veronica Reyes

Telephone:	Telephone:	312 373 2369

Facsimile:	Facsimile:	312 988 9857